Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258741

Prospectus Supplement No. 10

(to Prospectus dated August 7, 2023)

371,322 Common Shares Issuable Upon

Exercise of Warrants

XORTX THERAPEUTICS INC.

This Prospectus Supplement No. 10 (this “Prospectus Supplement”) amends and supplements the Prospectus dated August 7, 2023 (the “Prospectus”) of XORTX Therapeutics Inc. (the “Company”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-258741). This Prospectus Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the offer by us of 371,322 common shares issuable upon exercise of 371,322 common share purchase warrants (the “Warrants”). The Warrants have an exercise price of $5.00. All Warrants expire five years from the original date of issuance (October 15, 2026).

This Prospectus Supplement should be read in conjunction with the Prospectus, as it has been further supplemented, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Our common shares are currently traded under the symbol “XRTX” on the TSX Venture Exchange (the “TSXV”) and on the Nasdaq Capital Market (“Nasdaq”). On September 20, 2024, the last reported sale price of our common shares on the TSXV was CAD$2.47 per common share and on the Nasdaq was $1.75 per common share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus before you decide whether to invest in our securities.

Neither the Securities and Exchange Commission, Canadian securities commission nor any domestic or international securities body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 23, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2024

Commission File Number: 001-40858

XORTX Therapeutics Inc.

3710 – 33rd Street NW, Calgary, Alberta, T2L 2M1

Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F □

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

XORTX THERAPEUTICS INC.
(Registrant)

Date:	August 21, 2024	By:	/s/ Allen Davidoff
		Name:	Allen Davidoff
		Title:	Chief Executive Officer

EXHIBIT INDEX

99.1	Annual and Special Meeting Notice
99.2	Annual and Special Meeting Management Information Circular
99.3	Annual and Special Meeting Proxy

Exhibit 99.1

3710 – 33rd Street NW, Calgary, Alberta, Canada T2L 2M1
T + 1 403 455 7727 | xortx.com | TSXV / NASDAQ : XRTX

NOTICE OF ANNUAL & SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the "Meeting") of the shareholders (the "Shareholders") of XORTX Therapeutics Inc. (the "Company") will be held at 3710 – 33rd Street NW, Calgary, Alberta, Canada T2L 2M1 at 10:00 a.m. (Calgary time), on Thursday, September 12, 2024.

The Meeting is being called for the following purposes:

1.	To receive and consider the audited consolidated financial statements of the Company for the financial year ended December 31, 2023, together with the report of the auditor thereon;

2.	to fix the number of directors to be elected at the Meeting at seven;

3.	To elect directors of the Company;

4.	To appoint the auditor of the Company for the ensuing year and to authorize the directors of the Company to fix the remuneration of the auditor;

5.	To confirm and approve the Company’s stock option plan; and

6.	To transact such other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

Particulars of the foregoing matters are described in further detail in the management information circular.

Only Shareholders of record at the close of business on August 1, 2024 (the “Record Date”) are entitled to notice of and to attend the Meeting or any adjournment or adjournments thereof and to vote thereat, unless, after the Record Date, a holder of record transfers his or her common shares in the capital of the Company ("Common Shares") and the transferee, upon producing properly endorsed share certificates or otherwise establishing that he or she owns such Common Shares, requests, not later than 10 days before the Meeting, that the transferee’s name be included in the list of shareholders entitled to vote such Common Shares, in which case such transferee shall be entitled to vote such Common Shares, as the case may be, at the Meeting.

DATED at Calgary, Alberta this 9th day of August, 2024.

BY ORDER OF THE BOARD OF DIRECTORS

“Anthony Giovinazzo”

Anthony Giovinazzo Chairman

A Shareholder may attend the Meeting in person or may be represented by proxy. Shareholders are requested to complete, date, sign and return the accompanying form of proxy for use at the Meeting or any adjournments or postponements thereof. To be effective, the enclosed form of proxy must be mailed, hand delivered, faxed or voted online or by telephone so as to reach or be deposited with TSX Trust Company at 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1, not later than forty-eight (48) hours (excluding Saturdays, Sundays and statutory holidays in the City of Toronto, Ontario) prior to the time set for the Meeting or any adjournments or postponements thereof.

Exhibit 99.2

ANNUAL & SPECIAL MEETING OF THE HOLDERS OF COMMON SHARES
OF XORTX THERAPEUTICS INC.
TO BE HELD ON SEPTEMBER 12, 2024

Dated August 9, 2024

These materials are important and require your immediate attention. If you have questions or require assistance with voting your shares you may contact XORTX’s proxy solicitation agent:

Laurel Hill Advisory Group

North American Toll-Free Number: 1-877-452-7184

Outside North America: 416-304-0211

Email: assistance@laurelhill.com

3710 – 33rd Street NW, Calgary, Alberta, Canada T2L 2M1
T + 1 403 455 7727 | xortx.com | TSXV / NASDAQ : XRTX

MANAGEMENT INFORMATION CIRCULAR

FOR THE ANNUAL & SPECIAL MEETING OF THE HOLDERS OF COMMON SHARES
OF XORTX THERAPEUTICS INC. TO BE HELD ON SEPTEMBER 12, 2024

Dated August 9, 2024

GENERAL PROXY INFORMATION

Solicitation of Proxies

This management information circular (“Management Information Circular”) is furnished in connection with the solicitation of proxies by the management and the directors of XORTX Therapeutics Inc. (“XORTX” or the “Company”) for use at the annual and special meeting of the shareholders (the “Shareholders”) of the Company (the “Meeting”) to be held at the offices of the Company at 3710 – 33rd Street NW, Calgary, Alberta at 10:00 a.m. (Calgary time) on Thursday, September 12, 2024, and at all adjournments thereof for the purposes set forth in the accompanying notice of the Meeting (the “Notice of Meeting”). The solicitation of proxies will be made primarily by mail and may be supplemented by telephone or other personal contact by the directors, officers and employees of the Company. Directors, officers and employees of the Company will not receive any extra compensation for such activities. The Company may also retain, and pay a fee to, one or more professional proxy solicitation firms to solicit proxies from the Shareholders in favour of the matters set forth in the Notice of Meeting. The Company may pay brokers or other persons holding common shares of the Company (“Common Shares”) in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and this Management Information Circular to beneficial owners of Common Shares and obtaining proxies therefrom. The cost of the solicitation will be borne directly by the Company.

Laurel Hill Advisory Group is acting as the Company’s proxy solicitation agent. If you have any questions or require assistance in voting your proxy, please contact Laurel Hill Advisory Group at 1-877-452-7184 toll free in North America, or 416-304-0211 (outside North America) or by email at assistance@laurelhill.com. The Company will be paying Laurel Hill Advisory Group a fee of $35,000, plus reasonable out-of-pocket expenses.

No person is authorized to give any information or to make any representation other than those contained in this Management Information Circular and, if given or made, such information or representation should not be relied upon as having been authorized by the Company. The delivery of this Management Information Circular shall not, under any circumstances, create an implication that there has not been any change in the information set forth herein since the date hereof.

This Management Information Circular is being sent to both registered and non-registered owners of the Common Shares.

Non-Registered Shareholders

Only registered Shareholders, or the persons they appoint as their proxies, are entitled to attend and vote at the Meeting. However, in many cases, Common Shares beneficially owned by a person (a “Non-Registered Shareholder”) are registered either:

(a)	in the name of an intermediary (an “Intermediary”) with whom the Non-Registered Shareholder deals in respect of the Common Shares (Intermediaries include, among others: banks, trust companies, securities dealers or brokers, trustees or administrators of a self-administered registered retirement savings plan, registered retirement income fund, registered education savings plan and similar plans); or

(b)	in the name of a clearing agency (such as The Canadian Depository for Securities Limited in Canada, and the Depository Trust Company in the United States) of which the Intermediary is a participant.

In accordance with the requirements of National Instrument 54-101 of the Canadian Securities Administrators, the Company has distributed copies of the Notice of Meeting, this Management Information Circular and its form of proxy (collectively the “Meeting Materials”) to the Intermediaries and clearing agencies for onward distribution to Non-Registered Shareholders. Intermediaries are required to forward the Meeting Materials to Non-Registered Shareholders unless the Non-Registered Shareholders have waived the right to receive them. Intermediaries often use service companies to forward the Meeting Materials to Non-Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Meeting Materials will either:

(a)	be given a voting instruction form which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions (often called a “voting instruction form”) which the Intermediary must follow.; Most brokers delegate responsibility for obtaining instructions from clients to Broadridge Financial Services (Broadridge). Broadridge mails a voting instruction form (“VIF”) in lieu of a proxy provided by the Company. The completed VIF must be returned by mail (using the return envelope provided) or by facsimile. Alternatively, Non-Registered Shareholders may call a toll-free number or go online to www.proxyvote.com to vote; or

(b)	be given a form of proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Common Shares beneficially owned by the Non-Registered Shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the form of proxy, this form of proxy is not required to be signed by the Non-Registered Shareholder when submitting the proxy. In this case, the Non-Registered Shareholder who wishes to submit a proxy should properly complete the form of proxy and deposit it with TSX Trust Company, 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1.

The purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Common Shares they beneficially own.

Should a Non-Registered Shareholder who receives either a voting instruction form or a form of proxy wish to attend the Meeting and vote in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should strike out the names of the persons named in the form of proxy and insert the Non-Registered Shareholder’s (or such other person’s) name in the blank space provided or, in the case of a voting instruction form, follow the directions indicated on the form. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediaries and their service companies, including those regarding when and where the voting instruction form or the proxy is to be delivered.

The Company may also use Broadridge’s QuickVote™ service. Laurel Hill Advisory Group may contact eligible Non-Registered Shareholders who have not objected to the Company knowing who they are (non-objecting beneficial owners) to conveniently obtain their vote directly over the telephone.

Shareholders who have questions or need assistance with voting their shares may contact Laurel Hill Advisory Group, the proxy solicitation agent, by telephone at: 1-877-452-7184 (North American Toll Free) or 416-304-0211 (Outside North America); or by email at: assistance@laurelhill.com.

Appointment and Revocation of Proxies

The persons named in the form of proxy accompanying this Management Information Circular are directors and/or officers of the Company. A shareholder of the Company has the right to appoint a person or company (who need not be a shareholder), other than the persons whose names appear in such form of proxy, to attend and act for and on behalf of such shareholder at the Meeting and at any adjournment thereof. Such right may be exercised by either striking out the names of the persons specified in the form of proxy and inserting the name of the person or company to be appointed in the blank space provided in the form of proxy, or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to TSX Trust Company in time for use at the Meeting in the manner specified in the Notice of Meeting.

A registered shareholder of the Company who has given a proxy may revoke the proxy at any time prior to use by: (a) depositing an instrument in writing, including another completed form of proxy, executed by such registered shareholder or by his or her attorney authorized in writing or by electronic signature or, if the registered shareholder is a corporation, by an officer or attorney thereof properly authorized, either: (i) at the office of the Company, 3710 – 33rd Street NW, Calgary, Alberta, Canada T2L 2M1 at any time prior to 10:00 a.m. (Calgary time) on the second last business day preceding the day of the Meeting or any adjournment thereof; (ii) with TSX Trust Company, 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1 at any time prior to 12:00 p.m. (Toronto time) on the second last business day preceding the day of the Meeting or any adjournment thereof; or (iii) with the chairman of the Meeting on the day of the Meeting or any adjournment thereof; (b) transmitting, by telephone or electronic means, a revocation that complies with paragraphs (i), (ii) or (iii) above and that is signed by electronic signature, provided that the means of electronic signature permits a reliable determination that the document was created or communicated by or on behalf of such shareholder or by or on behalf of his or her attorney, as the case may be; or (c) in any other manner permitted by law including attending the Meeting in person.

Only Registered Shareholders have the right to revoke a proxy. A Non-Registered Shareholder who has submitted a proxy can change their vote by contacting the Intermediary through which the Non-Registered Shareholder’s Common Shares are held in sufficient time prior to the Meeting to arrange to change the vote and, if necessary, revoke the proxy.

Exercise of Discretion by Proxies

The Common Shares represented by an appropriate form of proxy will be voted or withheld from voting on any ballot that may be conducted at the Meeting, or at any adjournment thereof, in accordance with the instructions of the shareholder thereon. In the absence of instructions, such Common Shares will be voted for each of the matters referred to in the Notice of Meeting as specified thereon.

The enclosed form of proxy, when properly completed and signed, confers discretionary authority upon the persons named therein to vote on any amendments to or variations of the matters identified in the Notice of Meeting and on other matters, if any, which may properly be brought before the Meeting or any adjournment thereof. At the date hereof, management of the Company knows of no such amendments or variations or other matters to be brought before the Meeting. However, if any other matters which are not now known to management of the Company should properly be brought before the Meeting, or any adjournment thereof, the Common Shares represented by such proxy will be voted on such matters in accordance with the judgment of the person named as proxy therein.

Signing of Proxy

The form of proxy must be signed by the shareholder of the Company or the duly appointed attorney of the shareholder of the Company authorized in writing or, if the shareholder of the Company is a corporation, by a duly authorized officer of such corporation. A form of proxy signed by the person acting as attorney of the shareholder of the Company or in some other representative capacity, including an officer of a corporation which is a shareholder of the Company, should indicate the capacity in which such person is signing and should be accompanied by the appropriate instrument evidencing the qualification and authority to act of such person, unless such instrument has previously been filed with the Company. A shareholder of the Company or his or her attorney may sign the form of proxy or a power of attorney authorizing the creation of a proxy by electronic signature provided that the means of electronic signature permits a reliable determination that the document was created or communicated by or on behalf of such shareholder or by or on behalf of his or her attorney, as the case may be.

How to Vote

Voting is Easy. Vote well in advance of the proxy deadline of September 10, 2024 at 10:00 a.m. (Calgary time)

	Registered Shareholders	Non-Registered Shareholders
	Common Shares held in own name and represented by a physical certificate or DRS.	Common Shares held with a broker, bank or other intermediary.
Internet	www.meeting-vote.com	www.proxyvote.com
Telephone	1-888-489-5760	Call the applicable number listed on the voting instruction form.
Mail	Return the form of proxy in the enclosed envelope.	Return the voting instruction form in the enclosed envelope.

Questions or Require Voting Assistance?

Contact our proxy solicitation agent:

North America Toll Free: 1-877-452-7184

Outside North America: 1-416-304-0211

Email: assistance@laurelhill.com

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Description of Share Capital

The Company is authorized to issue an unlimited number of Common Shares. Each Common Share entitles the holder of record thereof to one vote per Common Share at all meetings of the Shareholders. As at the close of business on August 1, 2024, there were 2,903,565 Common Shares outstanding.

Record Date

The directors of the Company have fixed August 1, 2024 as the record date for the determination of the Shareholders entitled to receive notice of the Meeting. Shareholders of record at the close of business on August 1, 2024, will be entitled to vote at the Meeting and at all adjournments thereof.

Ownership of Securities of the Company

As at August 1, 2024, to the knowledge of the directors and officers of the Company, as at the date of this Management Information Circular, no individual or corporation beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Company carrying more than 10% of the voting rights attached to any class of voting securities of the Company.

PARTICULARS OF MATTERS TO BE ACTED UPON

1.       PRESENTATION OF FINANCIAL STATEMENTS

At the Meeting, the Chairman of the Meeting will present to Shareholders the audited consolidated financial statements of the Company for the year ended December 31, 2023 and the auditor's report thereon.

2.       ELECTION OF DIRECTORS

The board of directors (the “Board”) currently consists of seven (7) members. The table and the notes thereto state the names of all persons nominated by management for election as directors, all other positions and offices with the Company now held by them, their principal occupations or employment, the period or periods of service as directors of the Company and the approximate number of voting securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them as of the date hereof. Each director of the Company holds office until his successor is elected at the next meeting of the Company, or any adjournment thereof, or until his or her successor is elected or appointed.

Name, Province or State and Country of Residence	Position with the Company	Director of the Company Since	Principal Occupation for Five Preceding Years	# of Common Shares Owned or Controlled(1)
Anthony J. Giovinazzo (3) Ontario, Canada	Non-Executive Chair	June 6, 2022	Director, Titan Medical Inc. (since September 2020); Executive Chair, Kalgene Inc., a private company; former Director, ProMIS Neurosciences Inc. (March 2017 to September 2020), Pond Technologies Holdings Inc. (October 2020 to June 2021); and Microbix Biosystems Inc. (December 2020 to March 2022).	9,625 Common Shares 5,699 Options
Dr. Allen Davidoff Alberta, Canada	Director, President and Chief Executive Officer	January 9, 2018	Current President and Chief Executive Officer of the Company since January 9, 2018 and its predecessor company, XORTX Pharma Corp. since July 2012.	67,957 Common Shares 10,473 Warrants 24,155 Options
William Farley (2)(4) New York, USA	Director	May 12, 2021	Current Chief Executive Officer, ChemDiv., Inc. and Chief Business Officer, Expert Systems Inc., both private companies since December 2023; former Vice President, Business Development, Sorrento Therapeutics, Inc. and its subsidiary companies Levena BioPharma Co., Ltd. and Scilex Pharmaceutics, Inc. as well as its Sofusa division (2016 to November 2023); and current Director, Globestar Therapeutics Corporation since April 2021.	Nil Common Shares 9,443 Options

Name, Province or State and Country of Residence	Position with the Company	Director of the Company Since	Principal Occupation for Five Preceding Years	# of Common Shares Owned or Controlled(1)
Abigail Jenkins (2) Florida, USA	Director	April 8, 2024	Over 20 years’ experience in commercialization of therapies, including those for patients with renal and/or cardiovascular disease. Former President, Chief Executive Officer and Director, Gamida Cell, Inc. (September 2022 to May 2024); former Chief Commercial and Business Officer, Lyndra Therapeutics (March 2021 to August 2022); former Senior Vice President, Business Unit Head, Vaccines, Emergent BioSolutions (May 2018 to March 2021).	Nil Common Shares 8,000 Options
Raymond Pratt (4) Maryland, USA	Director	December 20, 2021	Current Chief Medical Officer, Savara, Inc. since November 2022 and Principal, RDP Pharma Consulting since April 2022; former Chief Development Officer and Chief Medical Officer, Rockwell Medical, Inc. (2012 – 2022).	Nil Common Shares 8,888 Options
Patrick Treanor (2*) New Hampshire, USA	Director	December 31, 2023	Chief Operating Officer, Pathalys Pharma since July 2021; former Chief Commercial Officer and President, North America, Vifor Pharma / Relypsa (May 2015 to June 2021).	Nil Common Shares 8,000 Options
Paul Van Damme (3*) Ontario, Canada	Director	January 25, 2018	Former Director, OncoQuest Inc., a subsidiary of Quest PharmaTech Inc. (November 2015 to February 2020); former Chief Financial Officer, Mind Medicine (MindMed) Inc. (August 2019 to April 2020).	7,110 Common Shares 10,801 Options

Notes:

(1)    The information as to Common Shares beneficially owned, not being within the knowledge of the Company, has been furnished by directors individually.

(2)    Member of the Compensation Committee.

(3)    Member of the Audit Committee.

(4)    Member of the Corporate Governance and Nominating Committee.

* Denotes Chair.

As at the date of this Management Information Circular, the directors and senior officers of the Company as a group, directly and indirectly, beneficially own or exercise control or direction over 91,639 Common Shares, representing approximately 2.8% of the issued and outstanding Common Shares.

Other than as noted below, none of the directors or executive officers:

(a)	is, as at the date of this Management Information Circular, or was within 10 years before the date of this Management Information Circular, a director or chief executive officer or chief financial officer of any company that:

(i)	was the subject of an order (as defined in National Instrument 51-102F5) that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)	was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer, or chief financial officer, and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer, or chief financial officer.

None of the directors, executive officers or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a)	is at the date hereof, or has been within 10 years before the date of this Management Information Circular, a director or executive officer of any company that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets other than; or

Abigail Jenkins was the former President, CEO and Director of Gamida Cell Ltd. (“Gamida Ltd.”), a corporation incorporated under the laws of Israel and listed on NASDAQ. Gamida Ltd. voluntarily commenced a debt arrangement proceeding in Israel under Israel’s Bankruptcy and Economic Rehabilitation Law, 5778-2018 and Economic Rehabilitation Regulations, 5779-2019, which was recognized and enforced in the United States under Chapter 15 of the U.S. Bankruptcy Code. Gamida Ltd.’s Delaware subsidiary, Gamida Cell Inc. filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The Israeli and U.S. proceedings were part of a global restructuring that resulted in taking Gamida Ltd. private through a conversion of approximately $75 million of existing funded debt obligations into 100% of the reorganized company and its affiliates.

(b)	has, within the 10 years before this Management Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Majority Voting for Directors

The Board has adopted a majority voting policy (the “Majority Voting Policy”) stipulating that each director nominee must be elected by a majority of the votes cast by Shareholders with respect to his or her election. If a director nominee is not elected by at least a majority of the votes cast, the nominee will submit his or her resignation promptly after the shareholders’ meeting to the Chairman of the Board, which will become effective only upon acceptance by the Board. The Board will consider such resignation, all factors considered relevant by the Board, including without limitation, the stated reasons (if any) why Shareholders withheld votes from the election of that director nominee, the effect such resignation may have on the Company’s ability to comply with applicable corporate or securities law requirements, the Company’s other corporate governance policies, applicable regulations or commercial agreements regarding the composition of the Board, the dynamics of the Board and any applicable stock exchange’s listing standards. Within 90 days of the shareholders’ meeting, the Board will decide whether or not to accept the resignation. A director who tenders a resignation pursuant to the Majority Voting Policy is not permitted to participate in any meetings of the Board or committee of the Board at which his or her resignation is being considered. Once the Board has decided whether to accept a resignation pursuant to the Majority Voting Policy, the Company will promptly issue a news release with the Board’s decision and provide a copy to the TSX Venture Exchange (the “TSXV”). In the event the Board does not accept a resignation, it will include full reasons for its decision in the news release. The Majority Voting Policy does not apply in circumstances involving contested director elections. A copy of the Majority Voting Policy is available on the Company’s website at https://www.xortx.com/investors/corporate-governance.

Proxies received in favour of management will be voted FOR the election of the above-named nominees, unless the shareholder has specified in the proxy that the Common Shares are to be withheld from voting in respect thereof. Management has no reason to believe that any of the nominees will be unable to serve as a director but, if a nominee is for any reason unavailable to serve as a director, proxies in favour of management will be voted in favour of the remaining nominees and may be voted for a substitute nominee unless the shareholder has specified in the proxy that the Common Shares are to be withheld from voting in respect of the election of directors.

3.       Appointment of Auditor

Shareholders will be asked to consider and, if thought advisable, to pass an ordinary resolution to appoint the firm of Smythe LLP Chartered Professional Accountants ("Smythe"), to serve as the auditor of the Company until the next annual meeting of Shareholders and to authorize the directors of the Company to fix the auditor's remuneration as such. Smythe (formerly Morgan & Company LLP) was retained as auditor of the Company's predecessor XORTX Pharma Corp. and continued as auditor effective January 9, 2018, the date of the reverse take-over between APAC Resources Inc. and XORTX Pharma Corp. to form XORTX Therapeutics Inc.

Unless the shareholder directs that his or her Common Shares are to be withheld from voting in connection with the appointment of the auditor, the persons named in the enclosed form of proxy intend to vote FOR the re-appointment of SMYTHE LLP CHARTERED PROFESSIONAL ACCOUNTANTS to serve as auditor of the Company until the next annual meeting of Shareholders and to authorize the Directors to fix their remuneration.

4.       Approval of Stock Option Plan

The Company maintains a Stock Option Plan (the "Option Plan") for the benefit of directors, officers, employees, consultants and other service providers of the Company and its subsidiaries in order to assist the Company in attracting, retaining and motivating such persons by providing them with the opportunity, through stock options ("Options"), to acquire an increased proprietary interest in the Company.

The Option Plan authorizes the issuance of Options up to an aggregate of 10% of the issued Common Shares from time to time. There are currently 2,903,565 Common Shares of the Company issued and outstanding, and therefore the current 10% threshold is 290,357 Common Shares available for Options grants under the Option Plan. Options may be granted under the Option Plan with a maximum exercise period of up to ten (10) years, as determined by the Board of the Company.

The Option Plan limits the number of Options which may be granted to any one individual to not more than 5% of the total issued Common Shares in any 12 month period (unless otherwise approved by the disinterested Shareholders), and not more than 10% of the total issued Common Shares to all insiders at any time or granted over any 12 month period. The number of Options granted to any one consultant or person employed to provide investor relations activities in any 12 month period must not exceed 2% of the total issued Common Shares. Any Options granted under the Option Plan will not be subject to any vesting schedule, unless otherwise determined by the Board.

Options under the Option Plan may be granted at an exercise price which is at or above the current discounted market price on the date of the grant. In the event of the death or permanent disability of an optionee, any Option granted to such optionee will be exercisable upon the earlier of 365 days from the date of death or permanent disability, or the expiry date of the option. In the event of the resignation, or the termination or removal of an optionee without just cause, any Option granted to such optionee will be exercisable for a period of 90 days thereafter. In the event of termination for cause, any Option granted to such optionee will be cancelled as at the date of termination.

A copy of the Option Plan, updated to reflect the Company’s listing on the TSXV, is attached as Schedule C to this Management Information Circular.

As of August 9, 2024, Options to purchase an aggregate of 142,518 Common Shares are outstanding under the Option Plan leaving a balance of 147,839 Options available for issuance under the Option Plan.

Shareholders are being asked to re-approve and confirm the Option Plan. In order to confirm and re-approve the Option Plan a majority of votes cast at the meeting must be voted in favour of the Option Plan.

Accordingly, Shareholders will be asked to approve the following resolution:

"BE IT RESOLVED THAT the Company's Plan as described in the Management Information Circular dated August 9, 2024, be and it is hereby adopted, confirmed and approved, including that the maximum number of Common Shares reserved for issuance under the Option Plan at any given time is equal to ten percent (10%) of the issued and outstanding Common Shares at the date of grant of an Option under the Option Plan."

The Board recommends that the Company's Shareholders vote FOR the approval of the Option Plan.

Unless a shareholder directs that his or her common shares are to be voted AGAINST THE APPROVAL OF THE OPTION PLAN THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE FOR THE APPROVAL OF THE OPTION PLAN.

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

The management knows of no matters to come before the Meeting other than as set forth in the Notice of Meeting. However, if other matters which are not known to the management should properly come before the Meeting, the accompanying proxy will be voted on such matters in accordance with the best judgment of the persons voting the proxy.

COMPENSATION OF DIRECTORS

Non-Executive Directors’ Fees

During the period ended December 31, 2023, other than Anthony Giovinazzo who is paid US$125,000 for Chairman services, the non-executive directors of the Company received an annual fee of $12,000 and for each meeting exceeding 30 minutes, each committee chair received a fee of $700 and each member of a committee received a fee of $300 for director services.  No bonuses were paid by the Company to its directors for the year ended December 31, 2023.

Each member of our Board is entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves.

Director Compensation Table

The following table provides information regarding compensation paid to the non-executive directors of the Company in respect of the financial year ended December 31, 2023. Compensation disclosure relating to Allen Davidoff, who is both a director and a Named Executive Officer, is disclosed under the heading “Statement of Executive Compensation – Summary Compensation Table”.

Director Name	Fees Earned(1) ($)	Share-Based Awards ($)	Option- Based Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Pension Value ($)	All Other Compen-sation ($)	Total ($)
William Farley	8,970	N/A	1,455	Nil	Nil	Nil	10,425
Anthony Giovinazzo(2)	133,967	N/A	Nil	N/A	N/A	N/A	133,967
Abigail Jenkins(3)	Nil	N/A	N/A	N/A	N/A	N/A	Nil
Ian Klassen(4)	8,942	N/A	3,516	Nil	Nil	Nil	12,458
Jacqueline Le Saux(5)	4,483	N/A	713	Nil	Nil	Nil	5,196
Raymond Pratt	8,970	N/A	794	Nil	Nil	Nil	9,764
Patrick Treanor(6)	Nil	N/A	N/A	N/A	N/A	N/A	Nil
Paul Van Damme	8,970	N/A	1,895	Nil	Nil	Nil	10,865

Notes:

(1)	Directors’ fees are earned in Canadian dollars.
(2)	Anthony Giovinazzo was appointed to the Board on June 6, 2022.
(3)	Abigail Jenkins was appointed to the Board on April 8, 2024.
(4)	Ian Klassen resigned as a director effective December 31, 2023.
(5)	Jacqueline Le Saux resigned as a director effective June 28, 2023.
(6)	Patrick Treanor was appointed to the Board on December 31, 2023.

Share-Based Awards and Option-Based Awards

The following table sets forth information with respect to all outstanding share-based and option-based awards to directors who are not Named Executive Officers as at December 31, 2023.

Option-based Awards					Share-based Awards
Name	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the-Money Options(2) ($)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)
William Farley	2,366 1,522 3,333	16.91 22.86 14.40	May 12, 2026 Dec 21, 2026 Jun 06, 2027	Nil	N/A	N/A	N/A
Anthony Giovinazzo	16,666	14.40	Jun 06, 2027	Nil	N/A	N/A	N/A
Abigail Jenkins (3)	Nil	N/A		N/A	N/A	N/A	N/A
Ian Klassen (4)	1,419 3,312 823 3,333	25,38 29.58 22.86 14.40	Mar 30, 2024	Nil	N/A	N/A	N/A
Raymond Pratt	3,333 3,333	22.86 14.40	Dec 21, 2026 Jun 06, 2027	Nil	N/A	N/A	N/A
Patrick Treanor	8,000	2.90	Dec 31, 2028
Paul Van Damme	2,839 2,407 3,333	14.79 22.86 14.40	Jun 23, 2025 Dec 21, 2026 Jun 06, 2027	Nil	N/A	N/A	N/A

Notes:

(1)	Options granted to directors are typically not subject to vesting.
(2)	Calculated based on the closing price of the Company’s Shares of C$2.90 on December 29, 2023, the last trading day of the financial year.
(3)	Abigail Jenkins was appointed to the Board effective April 8, 2024.
(4)	Ian Klassen resigned as a director effective December 31, 2023. The options included in the above table expired March 30, 2024 in accordance with the Plan.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth information in respect of the value of awards under the Option Plan to directors that vested during the financial year ended December 31, 2023 and bonuses awarded to directors, for the financial year ended December 31, 2023.

Name	Option-Based Awards - Value Vested During Year(1)(2) (C$)	Share-Based Awards - Value Vested During Year(3) (C$)	Non-Equity Incentive Plan Compensation - Value Earned During Year (C$)
William Farley	Nil	N/A	N/A
Anthony Giovinazzo	Nil	N/A	N/A
Abigail Jenkins (4)	N/A	N/A	N/A
Ian Klassen (5)	Nil	N/A	N/A
Jacqueline Le Saux (6)	Nil	N/A	N/A
Raymond Pratt	Nil	N/A	N/A
Patrick Treanor	Nil	N/A	N/A
Paul Van Damme	Nil	N/A	N/A

Notes:

(1)	This amount is the dollar value that would have been realized if the options held by such individual had been exercised on the vesting date(s). This amount is computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the options under the option-based award on the vesting date.
(2)	The actual value of the options granted to the director will be determined based on the market price of the Common Shares at the time of exercise of such options, which may be greater or less than the value at the date of vesting reflected in the table above.
(3)	This amount is the dollar value realized computed by multiplying the number of Common Shares by the market value of the underlying Common Shares on the vesting date.
(4)	Abigail Jenkins was appointed to the Board on April 8, 2024.
(5)	Ian Klassen resigned as a director effective December 31, 2023.
(6)	Jacqueline Le Saux resigned as a director effective June 28, 2023.

STATEMENT OF EXECUTIVE COMPENSATION

In accordance with NI 51-102 and the related form requirements, this Management Information Circular includes certain comparative data and information for prescribed prior years.

The following Compensation Discussion and Analysis is intended to provide information about the Company’s philosophy, objectives and processes regarding compensation for the executive officers of the Company. It explains how decisions regarding executive compensation are made and the reasoning behind these decisions.

Compensation Philosophy and Objectives of Compensation Programs

Introduction

The following section describes the significant elements of the Company’s executive and director compensation program. The Named Executive Officers for the year ended December 31, 2023 include Allen Davidoff, CEO, James Fairbairn, CFO, Amar Keshri, former CFO, Stacy Evans, CBO and Stephen Haworth, CMO.

Overview

Compensation Philosophy

The goal of our compensation program is to attract, retain and motivate our employees and executives. The Board and our Compensation Committee are responsible for setting our executive compensation and establishing corporate performance objectives. In considering executive compensation, the Board strives to ensure that our total compensation is competitive within the industry in which we operate and supports our overall strategy and corporate objectives. The combination of base salary, annual incentives and long-term incentives that we provide our executive officers is designed to accomplish this. The Compensation Committee considers the implications of the risks associated with our compensation policies and practices. Named Executive Officers and directors are not permitted to engage in the short selling of, or sell call options or buy put options in respect of, the securities of the Company except as may be permitted under the provisions of the British Columbia Business Corporations Act (the “BCBCA”) and applicable securities laws.

Components of Compensation Package

Compensation for the executive officers is composed primarily of three components: base compensation, performance bonuses and the granting of Options.

Determining Compensation

Our Board is responsible for ensuring that the Company has in place an appropriate plan for executive compensation ensuring that total compensation paid to all executive officers is fair and reasonable and is consistent with the Company’s compensation philosophy and in line with industry practice.

Our Board and Compensation Committee review the performance of the executive officers and consider a variety of factors, when determining compensation levels. These factors, which are informally discussed by the Board and Compensation Committee, include the long-term interests of the Company and its Shareholders, the financial and operating performance and objectives of the Company and each executive officer’s individual performance, contribution towards meeting corporate objectives, responsibilities and length of service. Our Board believes that the compensation arrangements for the Company’s executive officers are commensurate with the executive officer’s position, experience and performance. The directors and Compensation Committee of the Company will continue to review compensation philosophy to ensure that the Company is competitive and that compensation is consistent with the performance of the Company.

Risk-Management Implications

The Compensation Committee exercises discretion in relation to compensation and the allocation of ‘at-risk’ compensation (being cash bonuses and securities-based compensation), to encourage and reward performance that advances the Company’s strategic objectives while mitigating the Company’s exposure to business and financial risks including those identified in the Company’s Annual Information Form and Management’s Discussion and Analysis. The nature of the business and the competitive environment in which the Company operates requires some level of risk-taking to achieve growth. The following aspects of the Company’s executive compensation program are designed to encourage practices and activities that should enhance long-term value and sustainable growth and limit incentives that could encourage inappropriate or excessive risk-taking:

•	an annual cash bonus target, determined as a percentage of an executive’s annual salary, that may be earned in a calendar year;
•	staged vesting over a three year period of Options granted to executives with a maximum of one-third vesting per annum; and

The Compensation Committee regularly considers risks associated with the Company’s compensation policies and practices. The Compensation Committee has not identified compensation policies or practices that are reasonably likely to have a material adverse effect on the Company.

Compensation Mix

The Company compensates its executive officers through base salary, cash bonuses, the award of Options under the Company’s Option Plan at levels which the Compensation Committee believes are reasonable in light of the performance of the Company under the leadership of the executive officers. The objective of the compensation program is to provide a combination of short, medium and long term incentives that reward performance and also are designed to achieve retention of high-quality executives.

The following table provides an overview of the elements of the Company’s compensation program.

Compensation Element	Award Type	Objective	Key Features
Base Salary	Salary	Provides a fixed level of regularly paid cash compensation for performing day-to-day executive level responsibilities.	Recognizes each officer’s unique value and historical contribution to the success of the Company in light of salary norms in the industry and the general marketplace.
Annual Cash Bonuses	Annual non-equity incentive plan	Motivates executive officers to achieve key corporate objectives by rewarding the achievement of these objectives.	Discretionary cash payments recommended to the Board by the Compensation Committee based upon contribution to the achievement of corporate objectives and individual performance.
Long-Term Incentives	Option- based awards	Long-term, equity-based, incentive compensation that rewards long-term performance by allowing executive officers to participate in the long-term appreciation of the Company’s Common Shares. The Compensation Committee believes that the granting of Options is required in order for the Company to be competitive with its peers from a total remuneration standpoint and to encourage executive officer retention.	Annual and special incentive stock option awards granted as determined by the Board, typically based on recommendations from the Compensation Committee. Options are granted at market price, generally vest equally over 36 months and have a term of five years.

The Named Executive Officers are also eligible to participate in the same benefits offered to all full-time employees. The Company does not view these benefits as a significant element of its compensation structure but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Assessment of Compensation

In determining appropriate levels of executive compensation, the Compensation Committee utilizes publicly available compensation surveys and information contained within annual proxy circulars. The Compensation Committee also takes into account recommendations made by the Chief Executive Officer in respect of the Named Executive Officers (other than himself). In reviewing comparative data, the Compensation Committee does not engage in benchmarking for the purposes of establishing compensation levels relative to any predetermined point. In the Compensation Committee’s view, external and third-party survey data provides an insight into external competitiveness, but is not an appropriate single basis for establishing compensation levels. This is primarily due to the differences in the size, scope and location of operations of comparable corporations and the lack of sufficient appropriate matches to provide statistical relevance.

Salary: Base salary is intended to compensate core competences in the executive role relative to skills, experience and contribution to the Company. Base salary provides fixed compensation determined by reference to competitive market information. The Compensation Committee believes that salaries should be competitive and, as such, should provide the executive officers with an appropriate compensation that reflects their level of responsibility, industry experience, individual performance and contribution to the growth of the Company. The 2023 base salaries of the Named Executive Officers of the Company disclosed in the “Summary Compensation Table”, were established primarily on this basis.

Annual Cash Bonuses: Bonuses are paid at the discretion of the Board on recommendation of the Compensation Committee, based upon the performance of the individual, achievement of corporate objectives and the individual executive’s contribution thereto. Bonuses awarded by the Compensation Committee are intended to be competitive with the market while rewarding executive officers for meeting qualitative goals, including delivering near-term financial and operating results, developing long-term growth prospects, improving the efficiency and effectiveness of business operations and building a culture of teamwork focused on creating long-term shareholder value. Consistent with the flexible nature of the annual bonus program, the Compensation Committee determines on an annual basis the goals of management and the weighting of such goals in determining annual bonuses. The Board can exercise discretion to award compensation absent attainment of a pre-determined performance goal, or to reduce or increase the size of a bonus award. To date, the Board has not exercised its discretion to award a bonus absent attainment of applicable performance goals. The Compensation Committee considers not only the Company’s performance during the year with respect to the qualitative goals, but also with respect to market and economic trends and forces, extraordinary internal and market-driven events, unanticipated developments and other extenuating circumstances. In sum, the Compensation Committee analyzes the total mix of available information on a qualitative, rather than quantitative, basis in making bonus determinations. Target bonuses for Named Executive Officers may be exceeded if an executive officer is instrumental in the achievement of favourable milestones in addition to pre-determined objectives, and in circumstances where an executive’s individual commitment and performance is exceptional.

As part of its duties and responsibilities and in conjunction with year-end assessments, the Compensation Committee reviews the achievement of the Company's objectives set at the beginning of the year, and assesses each element contained in the corporate objectives. During the 2023 fiscal year, 20% of the key goals were met. The Company’s key goals for the year ended December 31, 2023 included the following components: (1) financing goals (15% weighting); (2) share price performance (15% weighting); (3) regulatory advancements (40% weighting – partially achieved); and (4) strategic relationship advancements (30% weighting).

Long-Term Incentives: The allocation of Options, and the terms thereof, are integral components of the compensation package of the executive officers of the Company. The Company’s Option Plan is in place for the purpose of providing equity-based compensation to its officers, employees and consultants. The Compensation Committee believes that the grant of Options to the executive officers serve to motivate achievement of the Company’s long-term strategic objectives and the result will benefit all shareholders of the Company. Options are awarded to employees of the Company (including the directors and Named Executive Officers) by the Board based in part upon the recommendation of the Compensation Committee, which bases its recommendations in part upon recommendations of the Chief Executive Officer relative to the level of responsibility and contribution of the individuals toward the Company’s goals and objectives.

To date, Options granted to Named Executive Officers vest equally over 36 months. The Compensation Committee exercises its discretion to adjust the number of Options awarded based upon its assessment of individual and corporate performance and the anticipated future hiring requirements of the Company. Also, the Compensation Committee considers the overall number of Options that are outstanding relative to the number of outstanding Common Shares of the Company and the overall number of Options held by each individual optionee relative to the number of Options that are available under the Option Plan in determining whether to make any new grants of Options and the size of such grants. The granting of specific Options to Named Executive Officers are generally reviewed by the Compensation Committee for recommendation to the Board for final approval.

Performance Analysis

The following graph shows the cumulative total shareholder return over the five year period ended December 31, 2023 for the common shares compared to the S&P/TSX Composite Total Return Index and the S&P/TSXV Pharmaceuticals, Biotechnology and Life Sciences Index. The graph and table below show what a C$100 investment made in XORTX common shares, the S&P/TSX Composite Total Return Index and the S&P/TSXV Pharmaceuticals, Biotechnology and Life Sciences Index would be worth every year and at the end of the five year period following the initial investment.

Cumulative Total Shareholder Returns (C$)

Cumulative Total Shareholder Returns (C$)
	2018	2019	2020	2021	2022	2023
XORTX Therapeutics Inc. (TSXV:XRTX)	100	123	112	164	73	21
S&P / TSX Composite Total Return Index	100	123	130	162	153	171
S&P/TSXV Pharmaceuticals, Biotechnology and Life Sciences Index	100	71	55	48	27	25

The Compensation Committee reviews and recommends to the Board the remuneration of the Company’s Named Executive Officers. The Compensation Committee’s recommendations are based on a number of factors, including the Company’s performance as measured by the advancement of business objectives, which performance is not necessarily reflected in the trading price of the Common Shares on the TSXV and Nasdaq. The trading price of the Common Shares on the TSXV and Nasdaq is subject to fluctuation based on a number of factors, many of which are outside the control of the Company. These include, but are not limited to, conditions affecting the technology and life sciences markets, global economic conditions, fluctuations and volatility in foreign exchange rates, changes in government and legislation, and other factors, some of which are disclosed and discussed under the heading “Risks Related to the Business” in the Company’s most recently filed annual and interim Management’s Discussion and Analysis and under the heading “Risk Factors” in the most recently filed Annual Information Form of the Company, all of which are available for viewing under the Company’s profile on SEDAR+ at www.sedarplus.ca.

Compensation Governance

The Company’s executive compensation program is administered by the Compensation Committee, which is comprised solely of independent directors. During the fiscal year ended December 31, 2023, the Compensation Committee was comprised of Messrs. Ian Klassen (Chair), William Farley and Paul Van Damme. As at the date of this Management Information Circular, the Compensation Committee is comprised of Messrs. Patrick Treanor (Chair), William Farley and Abigail Jenkins. Each member of the Compensation Committee is independent, as defined by applicable securities legislation, and is experienced in dealing with compensation matters by virtue of having previously held senior executive or similar positions requiring such individuals to be directly involved in establishing compensation philosophy and policies and in determining overall compensation of executives.

As part of its mandate, the Compensation Committee reviews and recommends to the Board the remuneration of the Company’s senior executive officers. The Compensation Committee is also responsible for reviewing the Company’s compensation policies and guidelines generally. During 2023, the Compensation Committee held three formal meetings and additional informal meetings to address compensation matters including matters relating to hiring decisions and option awards.

The Compensation Committee has a written mandate that sets out the Compensation Committee’s structure, operations, and responsibilities. Among other things, the mandate requires the Board to appoint to the Compensation Committee three or more directors who meet the independence and experience requirements of applicable securities laws and stock exchange policies, as determined by the Board. The chair of the Compensation Committee may be designated by the Board or, if it does not do so, the members of the Compensation Committee may elect a chair by majority vote. Decisions at Committee meetings are decided by a majority of votes cast. The mandate also grants the Compensation Committee access to officers, employees and information of the Company and the authority to engage independent counsel and advisors as it deems necessary to perform its duties and responsibilities. The mandate of the Compensation Committee is available on the Company’s website at https://www.xortx.com/investors/corporate-governance.

Summary Compensation Table

The following table (presented in accordance with National Instrument Form 51-102F6 Statement of Executive Compensation) sets forth all annual and long term compensation for services in all capacities to the Company for the three most recently completed financial years of the Company in respect of the following individuals (each, a “Named Executive Officer” or “NEO”):

(a)	each individual who acted as CEO or CFO for all or any portion of the most recently completed financial year;

(b)	each of the three most highly compensated executive officers, or the three most highly compensated individuals acting in a similar capacity, (other than the CEO and the CFO), whose total compensation was, individually, more than $150,000 for the most recently completed financial year; and

(c)	any individual who would have satisfied these criteria but for the fact that the individual was neither an executive officer of the Company, nor acting in a similar capacity, at the end of the most recently completed financial year.

The following table presents the compensation awarded to, earned by or paid to each Named Executive Officers for the years ended December 31, 2023, 2022 and 2021 after giving effect to the Share Consolidation. The Company does not have compensation in the form of share-based awards (other than Options), non-equity incentive plan compensation or non-qualified deferred compensation.

Name and Principal Position	Year	Salary ($)	Share Based Awards ($)	Option- Based Awards (1)(2) ($)	Non-Equity Incentive Plan Compensation		Pension Value ($)	All Other Comp-ensation(4) ($)	Total Comp-ensation ($)
					Annual Incentive Plans(3) ($)	Long-Term Incentive Plans ($)
Allen Davidoff(5)	2023	337,794	Nil	40,642	48,150	Nil	Nil	Nil	426,586
President and Chief	2022	369,494	Nil	61,834	Nil	Nil	Nil	3,512	434,840
Executive Officer	2021	176,878	Nil	8,879	19,840	Nil	Nil	Nil	205,597
James Fairbairn(6) Chief Financial Officer	2023	76,201	Nil	Nil	Nil	Nil	Nil	Nil	76,201
	2022	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	2021	46,962	Nil	3,304	Nil	Nil	Nil	Nil	50,266
Amar Keshri(7) Former Chief Financial Officer	2023	80,016	Nil	9,196	Nil	Nil	Nil	Nil	89,212
	2022	164,547	Nil	24,712	Nil	Nil	Nil	Nil	189,259
	2021	67,460	Nil	13,846	Nil	Nil	Nil	Nil	81,306
Stacy Evans (8) Chief Business Officer	2023	280,000	Nil	Nil	Nil	Nil	Nil	Nil	280,000
	2022	44,946	Nil	Nil	Nil	Nil	Nil	Nil	44,946
	2021	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Stephen Haworth(9) Chief Medical Officer	2023	200,229	Nil	15,041	14,445	Nil	Nil	Nil	229,715
	2022	226,313	Nil	24,712	12,500	Nil	Nil	Nil	263,525
	2021	84,416	Nil	13,846	Nil	Nil	Nil	Nil	98,262

Notes:

(1)	Represents Options to purchase Common Shares of the Company, with each option upon exercise entitling the holder to acquire one Share. The grant date fair value has been calculated in accordance with Section 3870 of the CPA Canada Handbook. The value of option-based awards was determined using the Black-Scholes option pricing model. These Options were granted, and the Company’s Share trading price is reported in, Canadian dollars. All amounts above are in CDN$, calculated using the currency rates in effect on the date of grant.
(2)	The actual value of the Options granted to the Named Executive Officers will be determined based on the market price of the Common Shares at the time of exercise of such Options, which may be greater or less than grant date fair value reflected in the table above. See “Outstanding Share-Based and Option-Based Awards - Named Executive Officers”.
(3)	Annual Incentive Plan amounts represent discretionary cash bonuses earned in the year noted but paid in the following year. See “Compensation Discussion and Analysis”.
(4)	“Nil” indicates perquisites and other personal benefits did not exceed C$50,000 or 10 percent of the total of the annual salary of the Named Executive Officer during the reporting period. “All Other Compensation” includes perquisites and other benefits including vehicle allowance, parking, life insurance premiums and club membership fees.
(5)	Allen Davidoff was appointed as Chief Executive Officer on January 9, 2018. The amount included under Annual Incentive Plans for 2023 was awarded post December 31, 2023 and paid in fiscal 2024.
(6)	James Fairbairn was Chief Financial Officer for the period November 5, 2018 through July 14, 2021 and was re-appointed Chief Financial Officer with effect June 28, 2023.
(7)	Amar Keshri was Chief Financial Officer for the period July 14, 2021 until June 28, 2023.
(8)	Stacy Evans was appointed as Chief Business Officer on November 16, 2022.
(9)	Stephen Haworth was appointed as Chief Medical Officer on July 14, 2021. The amount included under Annual Incentive Plans for 2023 was awarded post December 31, 2023 and paid in fiscal 2024.

Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information with respect to all outstanding Options granted under the Option Plan to the Named Executive Officers, as at December 31, 2023.

	Option-Based Awards				Share-based Awards
	Number of Securities Underlying Unexercised Options (#)(1)	Option Exercise Price (C$)	Option Expiration Date	Value of Unexercised In-the-Money Options (C$)	Number of shares or units of shares that have not vested (#)	Market or payout value of share- based awards that have not vested ($)	Market or payout value of vested share- based awards not paid out or distributed ($)
Allen Davidoff	4,732 2,222 10,535	14.79 22.86 14.40	Jun 23, 2025 Jan 12, 2027 Jun 06, 2027	Nil	N/A	N/A	N/A
James Fairbairn	2,366	14.79	Jun 23, 2025	Nil	N/A	N/A	N/A
Stacy Evans	Nil	N/A	N/A	N/A	N/A	N/A	N/A
Stephen Haworth	2,366 1,111 2,222	21.66 22.86 12.42	Jul 14, 2026 Jan12, 2027 Nov 25, 2027	Nil	N/A	N/A	N/A

Notes:

(1)	Options granted to Named Executive Officers are typically subject to equal vesting over 36 months.
(2)	Calculated based on the closing price of the Company’s Common Shares of C$2.90 on December 31, 2023, the last trading day of the financial year and assumes 100% of the Options were vested.

Incentive Plan Awards – Value Vested or Earned During the Year

The following table sets forth information in respect of the value of awards under the Option Plan to the Named Executive Officers of the Company that vested during the financial year ended December 31, 2023 and bonuses awarded to Named Executive Officers, for the financial year ended December 31, 2023.

Name	Option-Based Awards - Value Vested During Year (1)(2) (US$)	Share-Based Awards - Value Vested During Year (US$)	Non-Equity Incentive Plan Compensation- Value Earned During Year (US$)
Allen Davidoff	N/A	N/A	48,150
James Fairbairn	N/A	N/A	Nil
Stacy Evans	N/A	N/A	Nil
Stephen Haworth	N/A	N/A	14,445

Notes:

(1)	This amount is the dollar value that would have been realized if the Options held by such individual had been exercised on the vesting date(s). This amount is computed by obtaining the difference between the market price of the underlying securities at exercise and the exercise or base price of the Options under the option-based award on the vesting date.
(2)	This amount is the dollar value realized computed by multiplying the number of Common Shares by the market value of the underlying Common Shares on the vesting date.

Pension Plan Benefits

The Company has not established a pension plan for the benefit of its executive officers that provides for payments or benefits at, following, or in connection with retirement.

Deferred Compensation Plans

The Company does not have any deferred compensation plans relating to a Named Executive Officer.

NEO Employment Agreements and Termination and Change of Control Benefits

NEO Employment Agreements

Allen Davidoff, CEO

The Company employs Dr. Allen Davidoff as the Company’s President and Chief Executive Officer at an annual salary of US$321,000, pursuant to an Employment Agreement dated January 1, 2018, between the Company and Dr. Allen Davidoff (the “Davidoff Agreement”). The Davidoff Agreement contains standard confidentiality and non-compete clauses and has an indefinite term. The Davidoff Agreement can be terminated by Dr. Davidoff or the Company by providing 30 days’ notice. In the case of the Company providing termination notice, Dr. Davidoff would receive the equivalent of six times his then current monthly salary in a lump sum payment if terminated prior to the first anniversary and if after the first anniversary, Dr. Davidoff is entitled to a lump sum payment of 12 times his then current monthly salary. In the case of a change of control, as defined in the Davidoff Agreement, the Davidoff Agreement provides for a lump sum payment equal to 12 times his monthly base salary amount in effect at the time. As well, all unvested options then held by Dr. Davidoff shall be deemed to have vested upon any such termination.

James Fairbairn, CFO

The Company entered into a consulting agreement on July 3, 2023 with 1282803 Ontario Inc., a company controlled by James Fairbairn, the Company’s Chief Financial Officer that provides for a monthly fee of CAD $17,128.83 (CAD $205,540 per annum) (the “Fairbairn Agreement”). The Fairbairn Agreement provides for a discretionary bonus up to 30% of the annual compensation, contains standard confidentiality clauses and has an indefinite term. The Fairbairn Agreement can be terminated by Mr. Fairbairn or the Company by providing 30 days’ notice. In the case of the Company providing a termination notice, Mr. Fairbairn would receive an amount equal to the monthly fee in effect at the time of the termination. The Fairbairn Agreement does not provide for a change of control payment.

Stacy Evans, CBO

The Company entered into a contract with Stacy Evans, dated September 1, 2022 and effective September 1, 2022 for a one-year term expiring September 1, 2023, by and between the Company and Stacy Evans, for consulting services to the Company. On November 16, 2022, the Company appointed Stacy Evans to act in the capacity as chief business officer, pursuant to which he is entitled to compensation for the provision of such services of base fees of US$20,000 per month for the first 90 days and US$25,000 thereafter, such amount to be reduced should the Company engage an external party. Stacy Evans is also entitled to a transaction bonus of 0.75% or 1.25%, calculated on the value of strategic partnerships, for consummation of a transaction, with 0.75% being paid on a transaction that originated as a Company lead and 1.25% being paid on a transaction that originated as a Consultant lead, such 1.25% amount to be reduced to 0.75% should a broker-dealer be entitled to a success fee. This agreement may be terminated at any time and for any reason by either party with 30 days’ notice or by the Company with no notice but payment of one month’s fee for services. Effective May 1, 2024, the Company and Stacy Evans entered into an Amended and Restated Consulting Agreement for a one-year term that provides for monthly compensation of $12,500 with all other terms in the September 1, 2022 contract remaining. During the period September 1, 2023 through April 30, 2024, Stacy Evans was paid $15,000 per month.

Stephen Haworth, CMO

The Company entered into a contract with Haworth Biopharmaceutical Consulting Services Inc., dated July 1, 2021 and effective July 1, 2021, as amended by the Consulting Amending Agreement, dated as of January 27, 2022, by and between the Company and Stephen Haworth, for consulting services to the Company to appoint Stephen Haworth as the appointed consultant to act in the capacity as chief medical officer, pursuant to which Haworth Biopharmaceutical Consulting Services Inc. is entitled to compensation for the provision of such services of base fees of US$20,062.50 per month, with a discretionary bonus of up to 30% of the total value of the contract, subject to the discretion of the Compensation Committee. This agreement may be terminated at any time and for any reason by either party with 30 days’ notice or by the Company with no notice but payment of one month’s fee for services.

The Company’s Option Plan agreements, including those agreements with the Named Executive Officers, contain a provision that if a Change of Control occurs, all Option shares subject to outstanding Options will become vested, whereupon such Options may be exercised in whole or in part subject to the approval of the TSXV, if necessary.

Termination and Change of Control Benefits

The Company does not have in place any pension or retirement plan. The Company has not provided compensation, monetary or otherwise, during the preceding fiscal year, to any person who now acts or has previously acted as a NEO of the Company. In connection with or related to the retirement, termination or resignation of such person and the Company has provided no compensation to such persons as a result of change of control of the Company, its subsidiaries or affiliates. Under the current NEO employment arrangements, if a severance payment triggering event were to occur, the severance payments that would be payable to each of the NEOs is as outlined in the following table.

Name	Termination by the Company ($)	Change of Control ($)
Allen Davidoff	337,794	337,794
James Fairbairn (1)	12,766	Nil
Stacy Evans	Nil	Nil
Stephen Haworth	20,063	20,063
Total	370,623	357,857
Note: (1) Converted to US at 0.745313 exchange.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table sets forth aggregated information as at December 31, 2023 with respect to compensation plans of the Company under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#) (1)
Equity compensation plans approved by Shareholders (2)(3)	103,922	$16.60	95,963
Equity compensation plans not approved by Shareholders	Nil	Nil	Nil
Total	103,922	$16.60	95,963

Notes:

(1)	The Option Plan is a “rolling” option plan whereby the maximum number of Common Shares that may be reserved for issuance pursuant to the Option Plan will not exceed 10% of the issued Common Shares of the Company at the time of the stock option grant.
(2)	As at June 28, 2024, 142,518 Options are outstanding, with 147,839 Options remaining available for issuance under the Option Plan.

Burn Rate

The Company’s annual burn rate under the share-based payment compensation plans for each of the three most recently completed financial years are as follows:

	2021 (1)	2022 (1)	2023
Options	65,921	128,258	103,922
Options burn rate	4.6%	6.4%	5.2%
Note: (1) Adjusted to reflect the 9:1 share consolidation that occurred November 9, 2023.

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As of December 31, 2023, there was no indebtedness of any director or officer of the Company or of any proposed nominee for election as a director of the Company to, or guaranteed or supported by, the Company or any subsidiary thereof either pursuant to an employee stock purchase program or any other programs of the Company or a subsidiary or otherwise.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as disclosed in this Management Information Circular, management of the Company is not aware of any material interest of any director or nominee for director or executive officer or anyone who has held office as such since the beginning of the Company’s last financial year or of any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

As of August 9, 2024, no director or executive officer of the Company who beneficially owns, or controls or directs, directly or indirectly more than 10% of the outstanding Common Shares or any known associate or affiliate of such persons, has or has had any material interest direct or indirect, in any transaction or in any proposed transaction that has materially affected or is reasonably expected to material affect the Company.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

The Board and senior management of the Company consider good corporate governance to be central to the effective and efficient operation of the Company.

The following provides information with respect to the Company’s compliance with the corporate governance requirements of the Canadian Securities Administrators set forth in NI 58-101 and Form 58-101F1 – Corporate Governance Disclosure.

Board of Directors

The Board believes that it functions independently of management and reviews its procedures on an ongoing basis to ensure that it is functioning independently of management. In-camera sessions, without management and non-independent directors present, are held after most meetings of the Board, or as circumstances require. When conflicts arise, interested parties are precluded from voting on matters in which they may have an interest. The Board discharges its responsibilities directly and through the committees of the Board: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee (the “CGN Committee”), all of which are comprised of three independent Board members. Each committee of the Board operates under a formal charter or mandate which is reviewed, and updated as necessary, on an annual or more frequent basis. In fulfilling its responsibilities, the Board delegates day-to-day authority to management of the Company, while reserving the ability to review management decisions and exercise final judgement on any matter. In accordance with applicable legal requirements and historical practice, all matters of a material nature are presented by management to the Board for approval.

The Board is currently comprised of seven directors, 86% of which are independent (within the meaning of Section 1.4 of NI 52-110 – Audit Committees), effective as of the date of this Management Information Circular. NI 58-101 defines an "independent director" as a director who has no direct or indirect "material relationship" with the issuer. A "material relationship" is a relationship which could be, in the view of the board of directors of a company, reasonably expected to interfere with the exercise of a member's independent judgment. Each of William Farley, Anthony Giovinazzo, Abigail Jenkins, Raymond Pratt, Patrick Treanor and Paul Van Damme are considered to be independent within the meaning of NI 58-101. Allen Davidoff, the Company’s President and CEO is not independent, as he is an officer of the Company.

The Board meets formally on an as needed basis to review and discuss the Company’s business activities, and to consider and if thought fit, to approve matters presented to the Board for approval, and to provide guidance to management. In addition, management informally provides updates to the Board between formal meetings. In general, management consults with the Board when deemed appropriate to keep it informed regarding the Company’s affairs. The Board facilitates the exercise of independent supervision over management through these various meetings.

The Board has determined that the current constitution of the Board is appropriate for the Company’s current stage of development. The Board has free access to the Company’s external auditors, legal counsel and to any of the Company’s officers.

Other Public Company Directorships

The directors listed below are presently directors of other reporting issuers.

Director	Other Reporting Issuers
William Farley	Globestar Therapeutics Corporation
Anthony Giovinazzo	Titan Medical Inc.

Participation of Directors in Board Meetings

In the year ended December 31, 2023, seven board meetings, four Audit Committee meetings, three Compensation Committee meetings and five CGN Committee meetings were held. The table below outlines attendance by each director nominated for election as a director at the Meeting.

Director	Attendance / Number of Board Meetings	Attendance / Number of Audit Committee Meetings	Attendance / Number of Compensation Committee Meetings	Attendance / Number of CGN Committee Meetings
Allen Davidoff (1)	7 / 7	N/A	N/A	N/A
William Farley	7 / 7	2 / 2	3 / 3	5 / 5
Anthony Giovinazzo	6 / 7	N/A	N/A	1 / 1
Abigail Jenkins (2)	N/A	N/A	N/A	N/A
Raymond Pratt	7 / 7	N/A	N/A	4 / 5
Patrick Treanor (3)	0 / 7	N/A	N/A	N/A
Paul Van Damme	7 / 7	4 / 4	3 / 3	N/A

Notes:

(1)	Allen Davidoff is not a member of any sub-committee of the Board as he is not independent for the purposes of NI 52-110.
(2)	Abigail Jenkins was appointed as a director on April 8, 2024.
(3)	Patrick Treanor was appointed as a director on December 31, 2023.

Orientation and Continuing Education

Historically, members of the Board who have been nominated and elected as directors are familiar with the Company and the nature of its business. The Company has established a thorough directors handbook for the purposes of onboarding new directors, providing for their initial education on the Company’s policies and their responsibilities as directors, as well as providing for their ongoing director educational requirements. Additionally, the Company’s legal counsel provides correspondence so that directors are up to date with developments in relevant corporate and securities law matters.

Ethical Business Conduct

The Board and senior management of the Company consider good corporate governance to be central to the effective and efficient operation of the Company.

The Board is committed to a high standard of corporate governance practices and believes that this commitment is not only in the best interest of the shareholders, but that it also promotes successful decision making at the Board level. The Board has adopted the Code of Conduct to encourage and promote a culture of ethical business conduct amongst the directors, officers, employees and consultants of the Company. The Code of Conduct is available on the Company’s website at https://www.xortx.com/investors/corporate-governance.

The Board encourages and promotes an overall culture of ethical business conduct by promoting compliance with applicable laws, rules and regulations, and advocating awareness of the guidelines and policies detailed in the Code of Conduct. Through its meetings with management and other informal discussions with management, the Board believes the Company's management team likewise promotes and encourages a culture of ethical business conduct throughout the Company's operations, and the management team is expected to monitor the activities of the Company's employees, consultants and agents in that regard.

Nomination of Directors

The Board, the CGN Committee and the individual directors hold the responsibility for the nomination and assessment of new directors. When presenting shareholders with a slate of nominees for election, the Board considers the following:

•	the competencies and skills necessary for the Board as a whole to possess;
•	the competencies and skills necessary for each individual director to possess;
•	competencies and skills which each new nominee to the Board is expected to bring; and
•	whether the proposed nominees to the Board will be able to devote sufficient time and resources to the Company.

The Board also recommends the number of directors on the Board to shareholders for approval, subject to compliance with the requirements of the BCBCA and the Company's articles and by-laws. Between annual shareholder meetings, the Board may appoint directors to serve until the next annual shareholder meeting, subject to compliance with the requirements of the BCBCA. Individual directors are responsible for assisting the Board in identifying and recommending new nominees for election to the Board, as needed or appropriate.

The Board will periodically assess the appropriate number of directors on the Board and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, or the size of the Board is expanded, the Board will consider various potential candidates to serve as director to the Company. Candidates may come to the attention of the Board through current directors or management, shareholders or other persons. These candidates will be evaluated at a regular or special meeting of the Board, and may be considered at any point during the year.

Audit Committee

The Company’s Audit Committee is comprised of three directors: Paul Van Damme (Chair), Willliam Farley and Anthony Giovinazzo, all of whom are considered financially literate and independent (as such terms are defined in NI 52-110). The relevant education and experience of the members of the Audit Committee is included below.

During the year ended December 31, 2023, the Audit Committee held four meetings. The Audit Committee is responsible for the Company’s financial reporting process and the quality of its financial reporting. The Audit Committee is charged with the mandate of providing independent review and oversight of the Company’s financial reporting process, the system of internal control and management of financial risks, and the audit process, including the selection, oversight and compensation of the Company’s external auditors. The Audit Committee also assists the Board in fulfilling its responsibilities in reviewing the Company’s process for monitoring compliance with laws and regulations and its own code of business conduct. In performing its duties, the Audit Committee maintains effective working relationships with the Board, management, and the external auditors and monitor the independence of those auditors. The Audit Committee is also responsible for reviewing the Company’s financial strategies, its financing plans and its use of the equity and debt markets.

The full text of the charter of the Company’s Audit Committee is attached hereto as Schedule B and is available on the Company’s website at https://www.xortx.com/investors/corporate-governance.

Composition of the Audit Committee

The Company’s Audit Committee is comprised of three directors: Paul Van Damme (Chair), William Farley and Anthony Giovinazzo, all of whom are considered financially literate and independent (as such terms are defined in NI 52-110).

Relevant Education and Experience

Paul Van Damme (Chair) – Paul Van Damme is a Chartered Professional Accountant with over 45 years business experience. He holds a Bachelor of Commerce degree from the University of Toronto and a MBA from the Rotman School of Management. He is an experienced accountant having worked for Pricewaterhouse Coopers in their Toronto and London, UK offices and he has held the position of CFO with a number of Canadian and US private and public companies including Allelix Biopharmaceuticals Inc., Vasogen Inc. and Structural Genomics Consortium, a UK-based charity. Mr. Van Damme is financially literate and an independent director of the Company for the purpose of NI 52-110.

William Farley – William Farley has over 35 years of experience in the pharmaceutical industry in business development, sales and leading efforts in drug discovery, development and partnering. He is the current Chief Executive Officer, ChemDiv., Inc. and Chief Business Officer, Expert Systems Inc., both private companies since December 2023. He has held senior leadership positions at Sorrento Therapeutics, Inc., Johnson and Johnson, Pfizer, HitGen Ltd., and WuXi Apptec, Inc.. Mr. Farley is a current director of Globestar Therapeutics Corporation. He received his Bachelor of Science degree in Chemistry from State University of New York, Oswego and has taken graduate courses at Rutgers and University of California, Irvine. Mr. Farley is financially literate and an independent director of the Company for the purpose of NI 52-110.

Anthony Giovinazzo – Anthony Giovinazzo is the former Chief Executive Officer and Director of Cynapsus Therapeutics, a Nasdaq listed specialty pharmaceutical company that developed the first successful sublingual apomorphine thin film strip for Parkinson’s disease. He is a Chartered Director and Audit Committee Certified, both from The Directors College, a degree granting affiliate of McMaster University, Hamilton, Ontario. He also completed the Leadership and Strategy in Pharmaceuticals and Biotech from Harvard Business School, Boston, Massachusetts in 2006, a Masters of Business Administration from IMD, Geneva, Switzerland in 1986, a Graduate Certificate Studies in Canadian Law from Osgoode Hall Law School, York University, Toronto, Ontario in 1984, and a Bachelor of Arts in Economics and Accounting from McMaster University in 1978. Anthony Giovinazzo is a current director of Titan Medical Inc. and Executive Chair, Kalgene Inc., a private company. Mr. Giovinazzo is financially literate and an independent director of the Company for the purpose of NI 52-110.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed fiscal year, the Company’s Board has adopted all recommendations of the Audit Committee to nominate or compensate an external auditor.

Audit Fees

The following table provides details in respect of audit, audit related, tax and other fees billed by the external auditor of the Company for professional services rendered to the Company during the financial years ended December 31, 2023 and December 31, 2022:

Year Ended	Audit Fees ($)	Audit-Related Fees ($)	Tax Fees ($)	All Other Fees ($)
December 31, 2023	80,126	528	3,090	8,793
December 31, 2022	61,459	530	3,846	7,307

Audit Fees – aggregate fees billed for professional services rendered by the auditor for the audit of the Company’s annual financial statements as well as services provided in connection with statutory and regulatory filings.

Audit-Related Fees – aggregate fees billed for professional services rendered by the auditor and were comprised primarily of audit procedures performed related to the review of quarterly financial statements and related documents.

Tax Fees – aggregate fees billed for tax compliance, tax advice and tax planning professional services. These services included reviewing tax returns and assisting in responses to government tax authorities.

All Other Fees – aggregate fees billed for professional services which included accounting advice and advice related to relocating employees.

Corporate Governance and Nominating Committee (the “CGN Committee”)

The CGN Committee assists the Board with respect to corporate governance and director nomination matters. The CGN Committee is currently comprised of William Farley, Anthony Giovinazzo (Chair) and Raymond Pratt. All members of the CGN Committee are independent.

During the year ended December 31, 2023, the CGN Committee held five meetings.  The Charter of the CGN Committee is available on the Company’s website at https://www.xortx.com/investors/corporate-governance and below is an outline of the responsibilities of the CGN Committee.

With respect to director nominations, the CGN Committee's responsibilities include:

•	recommending suitable candidates for election or appointment as directors, specifying the criteria for the overall composition of the Board and the desirable individual characteristics for directors, which form the basis of each recommendation;

•	maintaining an overview of the size and membership of the Board ensuring that qualifications required under any applicable laws are maintained and advising the Chair on the potential resignation of a director in circumstances where:

o	such director does not meet the eligibility rules under the Company’s conflict of interest guidelines; or

o	the credentials underlying the appointment of such director change;

•	reviewing annually the credentials of nominees for re-election considering:

o	an evaluation of the effectiveness of the Board and the performance of each director;

o	the continuing validity of the credentials underlying the appointment of each director; and

o	continuing compliance with the eligibility rules under the Company’s conflict of interest guidelines;

•	whenever considered appropriate, directing the Chair and/or Lead Director to advise each candidate prior to his/her appointment of the credentials underlying the recommendation of that candidate's appointment;

•	recommending to the Board the allocation of Board members to each of the Board committees and, when a vacancy occurs in the membership of any Board committee, recommend to the Board a member to fill such vacancy;

•	having sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve fees and other terms of such engagement; and

•	annually assessing the performance of the Board, its committees and Board members and making recommendations to the Board.

With respect to corporate governance oversight, the CGN Committee's responsibilities include:

•	monitoring on a continuous basis and making recommendations to the Board concerning the corporate governance of the Company, including:

o	reviewing at least annually the corporate governance practices of the Company and recommending appropriate policies, practices and procedures;

o	reviewing at least annually the adequacy and effectiveness of the Board's governance policies and making appropriate recommendations for their improvement;

o	reviewing the corporate governance sections of the Company's management information circular distributed to shareholders, including the statement of corporate governance practices;

o	assessing shareholder proposals as necessary for inclusion in the Company's management information circular, and making appropriate recommendations to the Board;

•	implementing, as well as periodically reviewing, assessing and updating, the corporate disclosure and insider trading policy of the Company, including:

o	the appointment and monitoring of any disclosure committee established thereunder; and

o	periodically evaluating the effectiveness of the Company's disclosure controls and procedures, including but not limited to, assessing the adequacy of the controls and procedures in place;

•	establishing guidelines and parameters within which the Company and its subsidiaries shall be entitled to engage in related party transactions without specific prior approval of the CGN Committee;

•	implementing structures from time to time to ensure that the directors can function independently of management;

•	providing an appropriate orientation program for new directors and continuing education opportunities to existing directors so that individual directors can maintain and enhance their abilities and ensure that their knowledge of the business of the Company remains current, including arranging for the Board to receive regular and periodic updates on securities laws, regulations and corporate governance rules;

•	responding to requests by, and if appropriate, authorizing, individual directors to engage outside advisors at the expense of the Company;

•	implementing a process for assessing the effectiveness of the Board as a whole, the committees of the directors and individual Board based upon:

o	for directors and committee members, the mandate of the Board and charters of the relevant committees; and

o	for individual directors, their respective position descriptions (if any) as well as the skills and competencies which directors are expected to bring to the Board;

•	overseeing and monitoring any litigation, claim, or regulatory investigation or proceeding involving the Company; and

•	developing an annual work plan that ensures that the CGN Committee carries out its responsibilities.

Gender Diversity in Executive Officer Positions

The Company has not adopted a formal policy which specifies targets regarding the representation of women in executive officer positions or on its Board. While the Company believes that diversity, including gender diversity, is an important consideration in determining the makeup of its executive team, it is only one of a number of factors (which include merit, talent, experience, expertise, leadership capabilities, innovative thinking and strategic agility), that are considered in selecting the best candidates for executive positions. At the present time, the Company has one woman on the Board and one woman on its executive team.

ADDITIONAL INFORMATION

Additional information relating to the Company can be found on SEDAR+ at www.sedarplus.ca. The Company will provide any Shareholder of the Company, without charge, upon request to the Corporate Secretary of the Company a copy of this Management Information Circular.

APPROVAL

The contents of this Management Information Circular and the sending thereof to the Shareholders of the Company have been approved by the directors of the Company.

DATED at Calgary, Alberta, this 9th day of August, 2024.

BY ORDER OF THE BOARD OF DIRECTORS

“Anthony Giovinazzo”
Anthony Giovinazzo
Chairman

A-1

Schedule A
CHARTER OF THE BOARD OF DIRECTORS

GENERAL

1.	Purpose and Responsibility of the Board

By approving this Charter, the Board explicitly assumes responsibility for the stewardship of XORTX Therapeutics Inc. (the "Company") and its business. This stewardship function includes responsibility for the matters set out in this Charter, which form part of the Board's statutory responsibility to manage or supervise the management of the Company's business and affairs.

2.	Review of Charter

The Board shall review and assess the adequacy of this Charter at such times as it considers appropriate and shall make such changes as it considers necessary or appropriate.

3.	Definitions and Interpretation

3.1	Definitions

In this Mandate:

(a)	"Audit Committee" means the audit committee of the Board;

(b)	"Company" means XORTX Therapeutics Inc.

(c)	"Board" means the board of directors of the Company;

(d)	"CEO" means the Chief Executive Officer of the Company;

(e)	"Chair" means the chair of the Board;

(f)	"Charter" means this charter, as amended from time to time;

(g)	"Director" means a member of the Board;

(h)	"BCBCA" means the British Columbia Business Corporations Act, as amended; and

(i)	"Stock Exchange" means, at any time, the Canadian Securities Exchange and any other stock exchange on which any securities of the Company are listed for trading at the applicable time.

3.2	Interpretation

This Charter is subject to and shall be interpreted in a manner consistent with the articles and by-laws of the Company, BCBCA, and any other applicable legislation.

A-2

CONSTITUTION OF THE BOARD

4.	Election and Removal of Directors

4.1	Number of Directors

The Board shall consist of such number of Directors as the Board may determine from time to time, within the range set out in the Company's articles of incorporation at such time.

4.2	Election of Directors

Directors shall be elected by the shareholders annually for a one year term, but if Directors are not elected at any annual meeting, the incumbent directors shall continue in office until their successors are elected.

4.3	Vacancies

The Board may appoint a member to fill a vacancy which occurs in the Board between annual elections of Directors, to the extent permitted by the BCBCA.

4.4	Ceasing to Be a Director

A Director will cease to hold office upon:

(i)	delivering a resignation in writing to the Company (or at such later date as may be specified in the resolution);

(ii)	being removed from office by an ordinary resolution of the shareholders at an annual or special meeting;

(iii)	his or her death; or

(iv)	becoming disqualified from acting as a Director.

5.	Criteria for Directors

5.1	Qualifications of Directors

Every Director shall be an individual who is at least 18 years of age, has not been found to be incapable of managing property or determined by a court to be incapable and does not have the status of bankrupt.

5.2	Residency

At least 25% of the Directors shall be resident Canadians.

5.3	Independence of Directors

At least a majority of the Directors shall be independent for the purposes of all applicable legal and Stock Exchange requirements.

5.4	Other Criteria

The Board may establish other criteria for Directors as contemplated in this Charter.

A-3

6.	Board Chair

6.1	Board to Appoint Chair

To the extent appropriate, the Chair shall be an independent Director.

6.2	Chair to Be Appointed Annually

The Board shall appoint the Chair annually at the first meeting of the Board after a meeting of the shareholders at which Directors are elected, provided that if the appointment of a Chair is not so made, the Director who is then serving as Chair shall continue as Chair until his or her successor is appointed.

6.3	Position Description

The Board may, if it deems it necessary or prudent, adopt a position description for the Chair and the chair of each committee of the Board.

7.	Remuneration of Directors

7.1	Remuneration

Members of the Board and the Chair shall receive such remuneration for their service on the Board as the Board may determine from time to time.

MEETINGS OF THE BOARD

8.	Meetings of the Board

8.1	Time and Place of Meetings

Meetings of the Board shall be called and held in the manner and at the location contemplated in the Company's by-laws.

8.2	Frequency of Board Meetings

Subject to the Company's by-laws, the Board shall meet at least four times per year on a quarterly basis.

8.3	Quorum

In order to transact business at a meeting of the Board at least a majority of Directors then in office shall be present.

8.4	Secretary of the Meeting

The Chair shall designate from time to time a person who may, but need not, be a member of the Board, to be Secretary of any meeting of the Board.

8.5	Right to Vote

Each member of the Board shall have the right to vote on matters that come before the Board.

8.6	Voting

Any matters to be determined by the Board shall be decided by a majority of votes cast at a meeting of the Board called for such purpose; actions of the Board may be taken by an instrument or instruments in writing signed by all of the members of the Board, and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Board called for such purpose.

A-4

8.7	Invitees

The Board may invite any of the Company's officers, employees, advisors or consultants or any other person to attend meetings of the Board to assist in the discussion and examination of the matters under consideration by the Board.

8.8	Confidentiality

The proceedings and deliberations of the Board and its committees are confidential. Each Director shall maintain the confidentiality of information received in connection with his or her services.

9.	In Camera Sessions

9.1	In Camera Sessions of Non-Management Directors

In connection with meetings of the Board, the non-management Directors shall, on a regular basis, meet without any member of management being present (including any Director who is a member of management).

9.2	In Camera Sessions of Independent Directors

To the extent that non-management Directors include Directors who are not independent Directors as contemplated in this Charter, the independent Directors shall, on a regular basis, meet with only independent Directors present.

DELEGATION OF DUTIES AND RESPONSIBILITIES OF THE BOARD

10.	Delegation and Reliance

10.1	Delegation to Committees

The Board may establish and delegate to committees of the Board any duties and responsibilities of the Board which the Board is not prohibited by law from delegating. However, no committee of the Board shall have the authority to make decisions which bind the Company, except to the extent that such authority has been specifically delegated to such committee by the Board.

10.2	Requirement for Certain Committees

The Board shall establish and maintain an audit committee of the Board, such Audit Committee to have a mandate that incorporates all applicable legal and Stock Exchange listing requirements and with such recommendations of relevant securities regulatory authorities and the Stock Exchange as the Board may consider appropriate:

10.3	Composition of Committees

The Board will appoint and maintain in office members of its audit committee such that the composition of such committee is in compliance with listing requirements of the Stock Exchange and with such recommendations of relevant securities regulatory authorities and the Stock Exchange as the Board may consider appropriate.

10.4	Review of Charters

As required, the Board will review the charters of each committee of the Board. The Board will approve those changes to the charters that it determines are appropriate.

A-5

10.5	Delegation to Management

(a)	General. Subject to the Company's articles and by-laws, the Board may designate the offices of the Company, appoint officers, specify their duties and delegate to them powers to manage the business and affairs of the Company, except to the extent that such delegation is prohibited under the BCBCA or limited by the articles or by-laws of the Company or by any resolution of the Board or policy of the Company.

(b)	CEO Position Description. In consultation with the CEO, the Board shall, if considered necessary or prudent, adopt a position description for the CEO which:

(i)	defines the limits of management's responsibilities; and

(ii)	sets out the overall corporate goals and objectives that the CEO is responsible for meeting, taking into consideration goals and obligations relevant to CEO compensation approved by the Board.

10.6	Reliance on Management

The Board is entitled to rely in good faith on the information and advice provided to it by the Company's management.

10.7	Reliance on Others

The Board is entitled to rely in good faith on information and advice provided to it by advisors, consultants and such other persons as the Board considers appropriate.

10.8	Oversight

The Board retains responsibility for oversight of any matters delegated to any committee of the Board or to management.

DUTIES AND RESPONSIBILITIES

11.	Duties of Individual Directors

11.1	Fiduciary Duty and Duty of Care

In exercising his or her powers and discharging his or her responsibilities, a Director shall:

(a)	act honestly and in good faith with a view to the best interests of the Company; and

(b)	exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

11.2	Compliance with BCBCA and Constating Documents

A Director shall comply with the BCBCA and the regulations to the BCBCA as well as with the Company's articles and by-laws.

11.3	Compliance with the Company's Policies

A Director shall comply with all policies of the Company applicable to members of the Board as approved by the Board.

A-6

12.	Responsibilities of Directors

12.1	Responsibilities Set out in Charter

A Director shall review and participate in the work of the Board necessary in order for the Board to discharge its duties and responsibilities as set out in the Charter.

12.2	Orientation and Education

A Director shall participate in any orientation and continuing education programs developed by the Company for the Directors.

12.3	Meeting Preparation and Attendance

In connection with each meeting of the Board and each meeting of a committee of the Board of which the Director is a member, a Director shall:

(a)	review thoroughly the material provided to the Director by management in connection with the meeting, provided that such review is practicable in view of the time at which such material was delivered to the Director; and

(b)	attend each meeting in person to the extent practicable (unless the meeting is scheduled to be held by phone or video-conference).

12.4	Assessment

A Director shall participate in such processes as may be established by the Board for assessing the Board, its committees and individual Directors.

12.5	Other Responsibilities

A Director shall perform such other functions as may be delegated to that Director by the Board or any committee of the Board from time to time.

13.	Board Responsibility for Specific Matters

13.1	Responsibility for Specific Matters

The Board explicitly assumes responsibility for the matters set out below, recognizing that these matters represent in part responsibilities reflected in requirements and recommendations adopted by applicable securities regulators and the Stock Exchange and do not limit the Board's overall stewardship responsibility or its responsibility to manage or supervise the management of the Company's business and affairs.

13.2	Delegation to Committees

Whether or not specific reference is made to committees of the Board in connection with any of the matters referred to below, the Board may direct any committee of the Board to consider such matters and to report and make recommendations to the Board with respect to these matters.

14.	Corporate Governance Generally

14.1	Governance Practices and Principles

The Board shall be responsible for developing the Company's approach to corporate governance.

A-7

14.2	Governance Principles

(a)	Governance Principles. The Board shall review and approve, if appropriate, a set of governance principles and guidelines appropriate for the Company (the "Governance Principles").

(b)	Amendments. The Board shall review the Governance Principles on a regular basis and shall adopt such changes to the Governance Principles as it considers necessary or desirable from time to time.

14.3	Governance Disclosure

(a)	Approval of Disclosure. The Board shall approve disclosure about the Company's governance practices in any document before it is delivered to the Company's shareholders or filed with securities regulators or with the Stock Exchange.

(b)	Determination that Differences Are Appropriate. If the Governance Principles differ from those recommended by Canadian securities regulators or the Stock Exchange, the Board shall consider these differences and why the Board considers them to be appropriate.

15.	Responsibilities Relating to Management

15.1	Integrity of Management

The Board shall, to the extent feasible, satisfy itself:

(a)	as to the integrity of the CEO and other executive officers; and

(b)	that the CEO and other executive officers create a culture of integrity throughout the organization.

15.2	Succession Planning

(a)	General. The Board shall be responsible for succession planning, including appointing, training and monitoring senior management.

(b)           CEO Succession. The Board shall:

(i)	adopt policies and principles for CEO selection and performance review; and

(ii)	policies regarding succession in the event of an emergency or the retirement of the CEO.

15.3	CEO Goals and Objectives

The Board shall receive recommendations of the Compensation Committee and with respect to the corporate goals and objectives that the CEO is responsible for meeting and shall approve those goals and objectives as appropriate.

15.4	Executive Compensation Policy

The Board shall receive recommendations of the Compensation Committee and make such determinations as it considers appropriate with respect to:

(a)	CEO's compensation level;

(b)	non-CEO officer compensation;

A-8

(c)	director compensation;

(d)	incentive-compensation plans;

(e)	equity-based plans; and

(f)	policies relating to the determination and payment of bonuses.

16.	Oversight of the Operation of the Business

16.1	Risk Management

Taking into account the reports of management and such other persons as the Board may consider appropriate, the Board shall identify the principal risks of the Company's business and satisfy itself as to the implementation of appropriate systems to manage these risks.

16.2	Strategic Planning Process

The Board shall adopt a strategic planning process and shall approve as regularly as required a strategic plan which takes into account, among other things, the opportunities and risks of the Company's business.

16.3	Internal Control and Management Information Systems

The Board shall review the reports of management and the Audit Committee concerning the integrity of the Company's internal control and management information systems. Where appropriate, the Board shall require management (overseen by the Audit Committee as appropriate) to implement changes to such systems to ensure the integrity of such systems.

16.4	Financial Statements

(a)	Financial Reporting. The Board shall receive regular reports from the Audit Committee with respect to the integrity of the Company's financial reporting system and its compliance with all regulatory requirements relating to financial reporting.

(b)	Approval of Financial Statements. The Board shall review the recommendation of the Audit Committee with respect to the annual financial statements of the Company to be delivered to shareholders. If appropriate, the Board shall approve such financial statements.

16.5	Capital Management

The Board shall receive regular reports from management on the structure and management of the Company's capital.

16.6	Code of Business Conduct and Ethics

(a)	Code of Business Conduct and Ethics. The Board will maintain a Code of Business Conduct and Ethics for the Company. In adopting this code, the Board will consider its compliance with applicable legal and Stock Exchange listing requirements and with such recommendations of relevant securities regulatory authorities and the Stock Exchange as the Board may consider appropriate.

(b)	Compliance and Disclosure. The Board will direct the Audit Committee to report any violations of the Code of Business Conduct and Ethics to the Chairman of the Board. The Board will direct the Audit Committee to monitor compliance with the Code of Business Conduct and Ethics and recommend disclosures with respect thereto. The Board will consider any report of the Audit Committee concerning these matters, and will approve, if determined appropriate, the disclosure of the Code of Business Conduct and Ethics.

A-9

(c)	Waivers. The Board shall consider any report of the Audit Committee with respect to any waiver granted to a director or senior officer of the Company from complying with the Code of Business Conduct and Ethics and shall approve or reject such request as it deems appropriate.

17.	Nomination of Directors

17.1	Nomination and Appointment of Directors

(a)	The Board shall nominate individuals for election as directors by the shareholders.

(b)	The Board shall adopt a process pursuant to which the Board shall:

(i)	consider what competencies and skills the Board, as a whole, should possess;

(ii)	assess what competencies and skills each existing Director possesses;

(iii)	consider the personality and other qualities of each Director; and

(iv)	consider the appropriate size of the Board, with a view to facilitating effective decision-making.

18.	Board Effectiveness

18.1	Position Descriptions

The Board shall review and, if determined appropriate, approve any recommendations concerning formal position descriptions for:

(a)	the Chair and for the chair of each committee of the Board; and

(b)	the CEO.

18.2	Director Orientation and Continuing Education

The Board shall review and, if determined appropriate, approve any recommendations:

(a)	a comprehensive orientation program for new Directors; and

(b)	a continuing education program for all Directors.

18.3	Board, Committee and Director Assessments

The Board shall adopt a process for assessing the performance and effectiveness of the Board as a whole, the committees of the Board and the contributions of individual Directors on a regular basis.

18.4	Assessment of the Board

On a regular basis, the Board shall assess its performance and effectiveness and review this Charter.

Approved and adopted by the Board of Directors on March 8, 2018.

B-1

Schedule B
AUDIT COMMITTEE CHARTER

GENERAL

1.	Purpose and Responsibilities of the Committee

1.1	Purpose

The primary purpose of the Committee is to assist Board oversight of:

(a)	the integrity of the Company’s financial statements;

(b)	the Company’s compliance with legal and regulatory requirements;

(c)	the External Auditor’s qualifications and independence; and

(d)	the performance of the Company’s internal audit function and the External Auditor.

2.	Definitions and Interpretation

2.1	Definitions

In this Charter:

(a)	“Board” means the board of directors of the Company;

(b)	“Chair” means the chair of the Committee;

(c)	“Committee” means the audit committee of the Board;

(d)	“Company” means XORTX Therapeutics Inc.;

(e)	“Director” means a member of the Board; and

(f)	“External Auditor” means the Company’s independent auditor.

2.2	Interpretation

The provisions of this Charter are subject to the articles and by-laws of the Company and to the applicable provisions of the Business Corporations Act, and any other applicable legislation.

CONSTITUTION AND FUNCTIONING OF THE COMMITTEE

3.	Establishment and Composition of the Committee

3.1	Establishment of the Audit Committee

The Committee is hereby continued with the constitution, function and responsibilities herein set forth.

3.2	Appointment and Removal of Members of the Committee

(a)	Board Appoints Members. The members of the Committee shall be appointed by the Board.

B-2

(b)	Annual Appointments. The appointment of members of the Committee shall take place annually at the first meeting of the Board after a meeting of the shareholders at which Directors are elected, provided that if the appointment of members of the Committee is not so made, the Directors who are then serving as members of the Committee shall continue as members of the Committee until their successors are appointed.

(c)	Vacancies. If a vacancy exists on the Committee, the remaining members shall exercise all of their powers so long as a quorum remains in office. If there is a vacancy of the Chair of the Committee, the members of the Committee shall appoint, by a majority vote of the remaining members, one of its members to fill the vacancy. The Board may appoint a member to fill a vacancy which occurs in the Committee between annual elections of Directors, including filling a vacancy in the Chair position of the Committee or confirming a new Chair of the Committee that has been appointed by the Committee.

(d)	Removal of Member. Any member of the Committee may be removed from the Committee by a resolution of the Board.

3.3	Number of Members

The Committee shall consist of three or more Directors.

3.4	Independence of Members

Each member of the Committee shall be independent for the purposes of all applicable regulatory and stock exchange requirements. Each member of the Committee must not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.

3.5	Financial Literacy

(a)	Financial Literacy Requirement. Each member of the Committee shall be financially literate or must become financially literate within a reasonable period of time after his or her appointment to the Committee, and at least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, as each such qualification is interpreted by the Board in its business judgment. In addition, at least one member of the Committee shall be an “audit committee financial expert” as such term is defined by the U.S. Securities and Exchange Commission.

(b)	Definition of Financial Literacy. “Financially literate” means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

4.	Committee Chair

4.1	Board to Appoint Chair

The Board shall appoint the Chair from the members of the Committee who are unrelated directors (or, if it fails to do so, the members of the Committee shall appoint the Chair from among its members).

B-3

4.2	Chair to be Appointed Annually

The designation of the Committee’s Chair shall take place annually at the first meeting of the Board after a meeting of the members at which Directors are elected, provided that if the designation of Chair is not so made, the Director who is then serving as Chair shall continue as Chair until his or her successor is appointed.

5.	Committee Meetings

5.1	Quorum

A quorum of the Committee shall be two members.

5.2	Secretary

The Chair shall designate from time to time a person who may, but need not, be a member of the Committee, to be Secretary of the Committee.

5.3	Time and Place of Meetings

The time and place of the meetings of the Committee and the calling of meetings and the procedure in all things at such meetings shall be determined by the Committee; provided, however, the Committee shall meet at least four times per year on a quarterly basis.

5.4	In Camera Meetings

On at least an annual basis, the Committee shall meet separately with each of:

(a)	management; and

(b)	the External Auditor.

5.5	Right to Vote

Each member of the Committee shall have the right to vote on matters that come before the Committee.

5.6	Voting

Any matters to be determined by the Committee shall be decided by a majority of votes cast at a meeting of the Committee called for such purpose; actions of the Committee may be taken by an instrument or instruments in writing signed by all of the members of the Committee, and such actions shall be effective as though they had been decided by a majority of votes cast at a meeting of the Committee called for such purpose.

5.7	Invitees

The Committee may invite Directors, officers, employees and consultants of the Company or any other person to attend meetings of the Committee to assist in the discussion and examination of the matters under consideration by the Committee. The External Auditor shall receive notice of each meeting of the Committee and shall be entitled to attend any such meeting at the Company’s expense.

5.8	Regular Reporting

The Committee shall report to the Board at the Board’s next meeting the proceedings at the meetings of the Committee and all recommendations made by the Committee at such meetings.

B-4

6.	Authority of Committee

6.1	Retaining and Compensating Advisors

The Committee shall have the sole authority to engage independent counsel and any other advisors as the Committee may deem appropriate in its sole discretion and to set the compensation for any advisors employed by the audit committee. The Committee shall not be required to obtain the approval of the Board in order to retain or compensate such consultants or advisors.

6.2	Funding

The Committee shall have the authority to authorize the payment of:

(a)	compensation to any external auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company (National Instrument 52-110 – Audit Committees requires disclosure of fees by category paid to the External Auditor);

(b)	compensation for any advisors employed by the audit committee under Section 6.1 hereof; and

(c)	ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

6.3	Subcommittees

The Committee may form and delegate authority to subcommittees if deemed appropriate by the Committee.

6.4	Recommendations to the Board

The Committee shall have the authority to make recommendations to the Board, but shall have no decision-making authority other than as specifically contemplated in this Charter.

6.5	Communication with Auditors

The Committee has the authority to communicate directly with External Auditors and the internal auditors.

7.	Remuneration of Committee Members

7.1	Remuneration of Committee Members

Members of the Committee and the Chair shall receive such remuneration for their service on the Committee as the Board may determine from time to time.

7.2	Directors’ Fees

No member of the Committee may earn fees from the Company or any of its subsidiaries other than directors’ fees (which fees may include cash and/or shares or options or other in-kind consideration ordinarily available to directors, as well as all of the regular benefits that other directors receive). For greater certainty, no member of the Committee shall accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company.

B-5

SPECIFIC DUTIES AND RESPONSIBILITIES

8.	Integrity of Financial Statements

8.1	Review and Approval of Financial Information

(a)	Annual Financial Statements. The Committee shall review and discuss with management and the External Auditor the Company’s audited annual financial statements and related management’s discussion and analysis (“MD&A”) together with the report of the External Auditor thereon and, if appropriate, recommend to the Board that it approve the audited annual financial statements.

(b)	Interim Financial Statements. The Committee shall review and discuss with management and the External Auditor and, if appropriate, approve the Company’s interim unaudited financial statements and related MD&A.

(c)	Material Public Financial Disclosure. The Committee shall discuss with management and the External Auditor:

(i)	the types of information to be disclosed and the type of presentation to be made in connection with profit or loss or earnings press releases; and

(ii)	financial information and earnings guidance (if any) provided to analysts and rating agencies.

(d)	Procedures for Review. The Committee shall be satisfied that adequate procedures are in place for the review of the Company’s disclosure of financial information extracted or derived from the Company’s financial statements (other than financial statements, MD&A and profit or loss or earnings press releases, which are dealt with elsewhere in this Charter) and shall periodically assess the adequacy of those procedures.

(e)	General. To the extent the Committee deems it necessary or appropriate, the Committee may review and discuss with management and the External Auditor:

(i)	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles;

(ii)	major issues as to the adequacy of the Company’s internal controls over financial reporting and any special audit steps adopted in light of material control deficiencies;

(iii)	prepared by management and/or the External Auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative accounting methods on the financial statements;

(iv)	the effect on the financial statements of the Company of regulatory and accounting initiatives, as well as off-balance sheet transaction structures, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons that have a material current or future effect on the financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves or significant components of revenues or expenses of the Company;

(v)	the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented;

B-6

(vi)	any financial information or financial statements in prospectuses and other offering documents;

(vii)	the management certifications of the financial statements as required under applicable securities laws in Canada or otherwise; and

(viii)	any other relevant reports or financial information submitted by the Company to any governmental body or the public.

9.	External Auditor

9.1	External Auditor

(a)	Authority with Respect to External Auditor. As a representative of the Company’s shareholders, the Committee shall be directly responsible for the appointment, compensation and oversight of the work of the External Auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. In the discharge of this responsibility, the Committee shall:

(i)	have sole responsibility for recommending to the Board the person to be proposed to the Company’s shareholders for appointment as External Auditor for the above-described purposes and recommending such External Auditor’s compensation;

(ii)	determine at any time whether the Board should recommend to the Company’s shareholders that the incumbent External Auditor should be removed from office;

(iii)	review the terms of the External Auditor’s engagement, discuss the audit fees with the External Auditor and be solely responsible for approving such audit fees; and

(iv)	require the External Auditor to confirm in its engagement letter each year that the External Auditor is accountable to the Board and the Committee as representatives of shareholders.

(b)	Independence. The Committee shall satisfy itself as to the independence of the External Auditor. As part of this process the Committee shall:

(i)	require the External Auditor to submit on a periodic basis to the Committee a formal written statement delineating all relationships between the External Auditor and the Company consistent with The Public Company Accounting Oversight Board Rule 3526 and engage in a dialogue with the External Auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the External Auditor and recommend that the Board take appropriate action in response to the External Auditor's report to satisfy itself of the External Auditor's independence;

(ii)	unless the Committee adopts pre-approval policies and procedures, approve any non-audit services provided by the External Auditor, provided the Committee may delegate such approval authority to one or more of its independent members who shall report promptly to the Committee concerning their exercise of such delegated authority; and

(iii)	review and approve the policy setting out the restrictions on the Company partners, employees and former partners and employees of the Company’s current or former External Auditor.

B-7

(c)	Issues Between External Auditor and Management. The Committee shall:

(i)	review any problems experienced by the External Auditor in conducting the audit, including any restrictions on the scope of the External Auditor’s activities or access to requested information; and

(ii)	review any significant disagreements with management and, to the extent possible, resolve any disagreements between management and the External Auditor.

(d)	Non-Audit Services:

(i)	The Committee shall either:

(A)	approve any non-audit services provided by the External Auditor or the external auditor of any subsidiary of the Company to the Company (including its subsidiaries); or

(B)	adopt specific policies and procedures for the engagement of non-audit services, provided that such pre-approval policies and procedures are detailed as to the particular service, the audit committee is informed of each non-audit service and the procedures do not include delegation of the audit committee’s responsibilities to management.

(ii)	The Committee may delegate to one or more independent members of the Committee the authority to pre-approve non-audit services in satisfaction of the requirement in the previous section, provided that such member or members must present any non-audit services so approved to the full Committee at its first scheduled meeting following such pre-approval.

(iii)	The Committee shall instruct management to promptly bring to its attention any services performed by the External Auditor which were not recognized by the Company at the time of the engagement as being non-audit services.

10.	Other

10.1	Related Party Transactions

The Committee shall review and approve all related party transactions in which the Company is involved or which the Company proposes to enter into.

10.2	Expense Accounts

The Committee shall review and make recommendations with respect to:

(a)	the expense account summaries submitted by the President and Chief Executive Officer on an annual basis;

(b)	the Company’s expense account policy, and rules relating to the standardization of the reporting on expense accounts.

10.3	Whistle Blowing

The Committee shall put in place procedures for:

(a)	the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and

B-8

(b)	the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

10.4	Code of Business Conduct and Ethics

The Committee shall receive and report any violations of the Code of Business Conduct and Ethics to the Chairman of the Board and will monitor compliance with the Code of Business Conduct and Ethics and recommend disclosures with respect thereto.

11.	Performance Evaluation

On a regular basis, the Committee shall follow the process established by the Board for assessing the performance and effectiveness of the Committee.

12.	Charter Review

The Committee shall review and assess the adequacy of this Charter on an annual basis and recommend to the Board any changes it deems appropriate.

Approved and adopted by the Board on October 28, 2021.

Schedule C
stock option plan

See attached.

XORTX THERAPEUTICS INC. STOCK OPTION PLAN

1.	PURPOSE OF THE PLAN

The Company hereby establishes a stock option plan for directors, senior officers, Employees, Consultants, Consultant Company or Management Company Employees (as such terms are defined below) of the Company and its subsidiaries, or an Eligible Charitable Organization (collectively “Eligible Persons”), to be known as the “Stock Option Plan” (the “Plan”). The purpose of the Plan is to give to Eligible Persons, as additional compensation, the opportunity to participate in the success of the Company by granting to such individuals options, exercisable over periods of up to ten years, as determined by the board of directors of the Company, to buy shares of the Company at a price equal to the Market Price prevailing on the date the option is granted less applicable discount, if any, permitted by the policies of the Exchange and approved by the Board.

2.	DEFINITIONS

In this Plan, the following terms shall have the following meanings:

“Associate” means an “Associate” as defined in the National Instrument 45-106. “Board” means the Board of Directors of the Company.

“Change of Control” means the acquisition by any person or by any person and all Joint Actors, whether directly or indirectly, of voting securities (as defined in the Securities Act) of the Company, which, when added to all other voting securities of the Company at the time held by such person or by such person and a Joint Actor, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Company or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board of Directors of the Company.

“Company” means XORTX Therapeutics Inc. (formerly APAC Resources Inc.) and its successors.

“Consultant” means a “Consultant” as defined in NI 45-106.

“Consultant Company” means a corporation controlled or operated by a Consultant.

“CSA” means the Canadian Securities Administrators, and for British Columbia in particular, the B.C. Securities Commission.

“Disability” means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(a)	being employed or engaged by the Company, its subsidiaries or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Company or its subsidiaries; or

(b)	acting as a director or officer of the Company or its subsidiaries.

“Eligible Persons” has the meaning given to that term in section 1 hereof. “Employee” means an “Employee” as defined in NI 45-106.

“Exchange” means the TSX Venture Exchange and, if applicable, any other stock exchange on which the Shares are listed.

“Expiry Date” means the date set by the Board under subsection 3.1 of the Plan, as the last date on which an Option may be exercised.

“Grant Date” means the date specified in the Option Agreement as the date on which an Option is granted.

“Insider” means an “Insider” as defined in the British Columbia Securities Act.

“Investor Relations Activities” means “Investor Relations Activities” as defined in the TSXV policies.

“Joint Actor” has the meaning defined in NI 62-103, The Early Warning System and Related Take-Over Bid and insider Reporting Issues.

“Management Company Employee” means an Employee of an “external management company” as such term is defined under Form 51-102F6 “Statement of Executive Compensation” in respect of financial years ending on or after December 31, 2008, of NI 51-102, “Continuous Disclosure Obligations” published by the CSA.

“Market Price” of Shares at any Grant Date means the last closing price per Share on the trading day immediately preceding the day on which the Company announces the grant of the option or, if the grant is not announced, on the Grant Date, or if the Shares are not listed on any stock exchange, “Market Price” of Shares means the price per Share on the over-the-counter market determined by dividing the aggregate sale price of the Shares sold by the total number of such Shares so sold on the applicable market for the last day prior to the Grant Date.

“NI 45-106” means NI 45-106, “Prospectus and Registration Exemptions” published by the CSA.

“Option” means an option to purchase Shares granted pursuant to this Plan.

“Option Agreement” means an agreement, in the form attached hereto as Schedule A, whereby the Company grants to an Optionee an Option.

“Optionee” means each of Eligible Persons granted an Option pursuant to this Plan and their heirs, executors and administrators.

“Option Price” means the price per Share specified in an Option Agreement, adjusted from time to time in accordance with the provisions of section 5.

“Option Shares” means the aggregate number of Shares which an Optionee may purchase under an Option.

“Plan” means this Stock Option Plan.

“Shares” means the common shares in the capital of the Company as constituted on the Grant Date provided that, in the event of any adjustment pursuant to section 5, “Shares” shall thereafter mean the shares or other property resulting from the events giving rise to the adjustment.

“Securities Act” means the Securities Act, R.S.B.C. 1996, c.418, as amended, as at the date hereof.

“Unissued Option Shares” means the number of Shares which have, at a particular time, been reserved for issuance upon the exercise of an Option, but which have not been issued, as adjusted from time to time in accordance with the provisions of section 5, such adjustments to be cumulative.

“Vested” means that an Option has become exercisable in respect of a number of Option Shares by the Optionee pursuant to the terms of the Option Agreement.

3.	GRANT OF OPTIONS

3.1	Option Terms

The Board may from time to time authorize the allocation and issue of Options to specific Eligible Persons of the Company and its subsidiaries. The Option Price under each Option so allocated shall be not less than the Market Price on the Grant Date. The Expiry Date for each Option shall be set by the Board at the time of issue of the Option and shall not be more than ten years after the Grant Date. Options shall not be assignable (or transferable) by the Optionee. Both the Company and the Optionee are responsible for ensuring and confirming that the Optionee is a bona fide Eligible Person.

3.2	Limits on Shares Issuable on Exercise of Options

The maximum number of Shares which may be issuable pursuant to options granted under the Plan shall be that number equal to 10% of the Company’s issued share capital from time to time. The number of Shares reserved for issuance under the Plan and all of the Company’s other previously established or proposed share compensation arrangements:

(a)	in aggregate shall not exceed 10% of the total number of issued and outstanding shares on a non-diluted basis; and

(b)	to any one Optionee within a 12 month period shall not exceed 5% of the total number of issued and outstanding shares on a non-diluted basis (unless otherwise approved by the disinterested shareholders of the Company).

The number of Shares which may be issuable under the Plan and all of the Company’s other previously established or proposed share compensation arrangements, within a one-year period:

(a)	to all Insiders shall not exceed 10% of the total number of issued and outstanding shares on the Grant Date on a non-diluted basis;

(b)	to any one Optionee, shall not exceed 5% of the total number of issued and outstanding Shares on the Grant Date on a non-diluted basis (unless otherwise approved by the disinterested shareholders of the Company);

(c)	to any one Consultant shall not exceed 2% in the aggregate of the total number of issued and outstanding Shares on the Grant Date on a non-diluted basis; and

(d)	to all Eligible Persons who undertake Investor Relations Activities shall not exceed 2% in the aggregate of the total number of issued and outstanding Shares on the Grant Date on a non-diluted basis, which Options must be vested in stages over not less than 12 months and no more than one-quarter (1/4) of such Options may be vested in any three (3) month period. The Company must publicly announce by press release at the time of the grant, any Options granted to Eligible Persons who undertake Investor Relations Activities.

3.3	Option Agreements

Each Option shall be confirmed by the execution of an Option Agreement. Each Optionee shall have the option to purchase from the Company the Option Shares at the time and in the manner set out in the Plan and in the Option Agreement applicable to that Optionee. For stock options to Employees, Consultants, Consultant Company or Management Company Employees, each of the Company and the Optionee is representing herein and in the applicable Option Agreement that the Optionee is a bona fide Employee, Consultant, Consultant Company or Management Company Employee, as the case may be, of the Company or its subsidiary. The execution of an Option Agreement shall constitute conclusive evidence that it has been completed in compliance with this Plan.

4.	EXERCISE OF OPTION

4.1	When Options May be Exercised

Subject to subsections 4.3 and 4.4, an Option shall be granted as fully Vested on the Grant Date, and may be exercised to purchase any number of Shares up to the number of Unissued Option Shares at any time after the Grant Date, provided that this Plan has been previously approved by the shareholders of the Company, where such prior approval is required by Exchange policies, up to 4:00 p.m. local time on the Expiry Date and shall not be exercisable thereafter.

4.2	Manner of Exercise

The Option shall be exercisable by delivering to the Company a notice specifying the number of Shares in respect of which the Option is exercised together with payment in full of the Option Price for each such Share. Upon notice and payment there will be binding contract for the issue of the Shares in respect of which the Option is exercised, upon and subject to the provisions of the Plan. Delivery of the Optionee’s certified cheque or bank draft payable to the Company in the amount of the Option Price shall constitute payment of the Option Price unless the certified cheque is not honoured upon presentation for any reason, in which case the Option shall not have been validly exercised.

4.3	Vesting of Option Shares

An Option shall be granted hereunder as fully Vested, unless a vesting schedule is imposed by the Board as a condition of the grant on the Grant Date; and provided that if the Option is being granted to an Eligible Person who is providing Investor Relations Activities to the Company, then the Option must vest in stages over not less than 12 months and no more than one-quarter (1/4) of such Options may be vested in any three (3) month period.

4.4	Termination of Employment

If an Optionee ceases to be an Eligible Person, his or her Option shall be exercisable as follows:

(a)	Death or Disability

If the Optionee ceases to be an Eligible Person, due to his or her death or Disability or, in the case of an Optionee that is a company, the death or Disability of the person who provides management or consulting services to the Company or to any entity controlled by the Company, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of:

(i)	365 days after the date of death or Disability; and

(ii)	the Expiry Date.

(b)	Termination For Cause

If the Optionee, or in the case of a Management Company Employee or a Consultant Company, the Optionee’s employer, ceases to be an Eligible Person as a result of termination for cause, as that term is interpreted by the courts of the jurisdiction in which the Optionee, or, in the case of a Management Company Employee or a Consultant Company, of the Optionee’s employer, is employed or engaged; any outstanding Option held by such Optionee on the date of such termination shall be cancelled as of that date.

(c)	Early Retirement, Voluntary Resignation or Termination Other than For Cause

If the Optionee or, in the case of a Management Company Employee or a Consultant Company, the Optionee’s employer, ceases to be an Eligible Person due to his or her retirement at the request of his or her employer earlier than the normal retirement date under the Company’s retirement policy then in force, or due to his or her termination by the Company other than for cause, or due to his or her voluntary resignation, the Option then held by the Optionee shall be exercisable to acquire Vested Unissued Option Shares at any time up to but not after the earlier of the Expiry Date and the date which is 90 days after the Optionee or, in the case of a Management Company Employee or a Consultant Company, the Optionee’s employer, ceases to be an Eligible Person.

4.5	Effect of a Take-Over Bid

If a bona fide offer (an “Offer”) for Shares is made to the Optionee or to shareholders of the Company generally or to a class of shareholders which includes the Optionee, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Company, within the meaning of subsection 1(1) of the Securities Act, the Company shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon the Option Shares subject to such Option may be exercised in whole or in part by the Optionee so as to permit the Optionee to tender the Option Shares received upon such exercise, pursuant to the Offer. However, if:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Option Shares tendered by the Optionee pursuant to the Offer are not taken up or paid for by the offeror in respect thereof, then the Option Shares received upon such exercise, or in the case of clause (b) above, the Option Shares that are not taken up and paid for, may be returned by the Optionee to the Company and reinstated as authorized but unissued Shares and with respect to such returned Option Shares, the Option shall be reinstated as if it had not been exercised. If any Option Shares are returned to the Company under this subsection 4.5, the Company shall immediately refund the exercise price to the Optionee for such Option Shares.

4.6	Acceleration of Expiry Date

If at any time when an Option granted under the Plan remains unexercised with respect to any Unissued Option Shares, an Offer is made by an offeror, the Directors may, upon notifying each Optionee of full particulars of the Offer, declare all Option Shares issuable upon the exercise of Options granted under the Plan, are Vested (subject to the proviso below), and declare that the Expiry Date for the exercise of all unexercised Options granted under the Plan is accelerated so that all Options will either be exercised or will expire prior to the date upon which Shares must be tendered pursuant to the Offer, provided that where an Option was granted to a consultant providing Investor Relations Activities, the Directors declaration that Option Shares issuable upon the exercise of such Options granted under the Plan be Vested with respect to such Option Shares, is subject to prior approval of the Exchange. The Directors shall give each Optionee as much notice as possible of the acceleration of the Options under this section, except that not less than five (5) business days and not more than 35 days notice is required.

4.7	Effect of a Change of Control

If a Change of Control occurs, all Option Shares subject to each outstanding Option may be exercised in whole or in part by the Optionee.

4.8	Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement

If the Optionee, or, in the case of a Management Company Employee or a Consultant Company, the Optionee’s employer, retires, resigns or is terminated from employment or engagement with the Company or any subsidiary of the Company, the loss or limitation, if any, by the cancellation of the right to purchase Option Shares under the Option Agreement shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

4.9	Shares Not Acquired or Exercised

Any Unissued Option Shares not acquired by an Optionee under an Option which has expired, and any Option Shares acquired by an Optionee under an Option when exercised, may be made the subject of a further Option granted pursuant to the provisions of the Plan.

4.10	Extension of Term During Trading Black Out

In the event the Expiry Date of an Option falls on a date during a trading black out period that has been self imposed by the Company, the Expiry Date of the Option will be extended to the 10th business day following the date that the self imposed trading black out period is lifted by the Company. For greater certainty, the Expiry Date of an Option will not be extended in the event a cease trade order is issued by a securities regulatory authority against the Company or an Optionee.

5.	ADJUSTMENT OF OPTION PRICE AND NUMBER OF OPTION SHARES

5.1	Share Reorganization

Whenever the Company issues Shares to all or substantially all holders of Shares by way of a stock dividend or other distribution, or subdivides all outstanding Shares into a greater number of Shares, or combines or consolidates all outstanding Shares into a lesser number of Shares (each of such events being herein called a “Share Reorganization”) then effective immediately after the record date for such dividend or other distribution or the effective date of such subdivision, combination or consolidation, for each Option:

(a)	the Option Price will be adjusted to a price per Share which is the product of:

(i)	the Option Price in effect immediately before that effective date or record date; and

(ii)	a fraction, the numerator of which is the total number of Shares outstanding on that effective date or record date before giving effect to the Share Reorganization, and the denominator of which is the total number of Shares that are or would be outstanding immediately after such effective date or record date after giving effect to the Share Reorganization; and

(b)	the number of Unissued Option Shares will be adjusted by multiplying (i) the number of Unissued Option Shares immediately before such effective date or record date by (ii) a fraction which is the reciprocal of the fraction described in subparagraph (a)(ii).

5.2	Special Distribution

Subject to the prior approval of the Exchange, whenever the Company issues by way of a dividend or otherwise distributes to all or substantially all holders of Shares:

(a)	shares of the Company, other than the Shares;

(b)	evidences of indebtedness;

(c)	any cash or other assets, excluding cash dividends (other than cash dividends which the Board of Directors of the Company has determined to be outside the normal course); or

(d)	rights, options or warrants, then to the extent that such dividend or distribution does not constitute a Share Reorganization (any of such non-excluded events being herein called a “Special Distribution”), and effective immediately after the record date at which holders of Shares are determined for purposes of the Special Distribution, for each Option the Option Price will be reduced, and the number of Unissued Option Shares will be correspondingly increased, by such amount, if any, as is determined by the Board in its sole and unfettered discretion to be appropriate in order to properly reflect any diminution in value of the Option Shares as a result of such Special Distribution.

5.3	Corporate Organization

Whenever there is:

(a)	a reclassification of outstanding Shares, a change of Shares into other shares or securities, or any other capital reorganization of the Company, other than as described in subsections 5.1 or 5.2;

(b)	a consolidation, merger or amalgamation of the Company with or into another corporation resulting in a reclassification of outstanding Shares into other shares or securities or a change of Shares into other shares or securities; or

(c)	a transaction whereby all or substantially all of the Company’s undertaking and assets become the property of another corporation,

(any such event being herein called a “Corporate Reorganization”) the Optionee will have an option to purchase (at the times, for the consideration, and subject to the terms and conditions set out in the Plan) and will accept on the exercise of such option, in lieu of the Unissued Option Shares which he would otherwise have been entitled to purchase, the kind and amount of shares or other securities or property that he would have been entitled to receive as a result of the Corporate Reorganization if, on the effective date thereof, he had been the holder of all Unissued Option Shares or if appropriate, as otherwise determined by the Directors.

5.4	Determination of Option Price and Number of Unissued Option Shares

If any questions arise at any time with respect to the Option Price or number of Unissued Option Shares deliverable upon exercise of an Option following a Share Reorganization, Special Distribution or Corporate Reorganization, such questions shall be conclusively determined by the Company’s auditor, or, if they decline to so act, any other firm of Chartered Accountants in Vancouver, British Columbia, that the Directors may designate and who will have access to all appropriate records and such determination will be binding upon the Company and all Optionees.

5.5	Regulatory Approval

Any adjustment to the Option Price or the number of Unissued Option Shares purchasable under the Plan pursuant to the operation of any one of subsection 5.1, 5.2 or 5.3 is subject to the approval of the Exchange where required pursuant to their policies, and compliance with the applicable securities rules or regulations of any other governmental authority having jurisdiction.

6.	MISCELLANEOUS

6.1	Right to Employment

Neither this Plan nor any of the provisions hereof shall confer upon any Optionee any right with respect to employment or continued employment with the Company or any subsidiary of the Company or interfere in any way with the right of the Company or any subsidiary of the Company to terminate such employment.

6.2	Necessary Approvals

The Plan shall be effective immediately upon the approval of the Board of directors of the Company, where the Company is a non-reporting issuer. If the Company is a reporting issuer whose Shares are listed on any Exchange, then the Plan shall be effective only upon the approval of the shareholders of the Company given by way of an ordinary resolution of the disinterested shareholders in the case of a new Plan, and the written acceptance of the Plan by the Exchange where such prior approval is required by the policies of the Exchange. Any Options granted under this Plan before such approval shall only be exercised upon the receipt of such approval, where it is required by the policies of the Exchange. The obligation of the Company to sell and deliver Shares in accordance with the Plan is subject to compliance with the policies of the Exchange and applicable securities rules or regulations of any governmental authority having jurisdiction. If any Shares cannot be issued to any Optionee for any reason, including, without limitation, the failure to comply with such policies, rules or regulations, then the obligation of the Company to issue such Shares shall terminate and any Option Price paid by an Optionee to the Company shall be immediately refunded to the Optionee by the Company.

6.3	Administration of the Plan

The Directors shall, without limitation, have full and final authority in their discretion, but subject to the express provisions of the Plan, to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations deemed necessary or advisable in respect of the Plan. Except as set forth in subsection 5.4, the interpretation and construction of any provision of the Plan by the Directors shall be final and conclusive. Administration of the Plan shall be the responsibility of the appropriate officers of the Company and all costs in respect thereof shall be paid by the Company.

6.4	Income Taxes

As a condition of and prior to participation of the Plan any Optionee shall on request authorize the Company in writing to withhold from any remuneration otherwise payable to him or her any amounts required by any taxing authority to be withheld for taxes of any kind as a consequence of his or her participation in the Plan.

6.5	Amendments to the Plan

The Directors may from time to time, subject to applicable law and to the prior approval, if required, of the Exchange or any other regulatory body having authority over the Company or the Plan, suspend, terminate or discontinue the Plan at any time, or amend or revise the terms of the Plan or of any Option granted under the Plan and the Option Agreement relating thereto, provided that no such amendment, revision, suspension, termination or discontinuance shall in any manner adversely affect any option previously granted to an Optionee under the Plan without the consent of that Optionee. Any amendments to the Plan or options granted to Insiders thereunder will be subject to the approval of the shareholders, where such approval is required by the policies of the Exchange.

6.6	Form of Notice

A notice given to the Company shall be in writing, signed by the Optionee and delivered to the head business office of the Company.

6.7	No Representation or Warranty

The Company makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

6.8	Compliance with Applicable Law

If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchange having authority over the Company or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

6.9	No Assignment

No Optionee may assign any of his or her rights under the Plan or any Option granted thereunder.

6.10	Rights of Optionees

An Optionee shall have no rights whatsoever as a shareholder of the Company in respect of any of the Unissued Option Shares (including, without limitation, voting rights or any right to receive dividends, warrants or rights under any rights offering).

6.11	Conflict

In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

6.12	Governing Law

The Plan and each Option Agreement issued pursuant to the Plan shall be governed by the laws of the Province of British Columbia.

6.13	Time of Essence

Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be or to operate as a waiver of the essentiality of time.

6.14	Entire Agreement

This Plan and the Option Agreement sets out the entire agreement between the Company and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.

SCHEDULE A

XORTX THERAPEUTICS INC.

STOCK OPTION PLAN

OPTION AGREEMENT

This Option Agreement is entered into between XORTX Therapeutics Inc. (the “Company”) and the Optionee named below pursuant to the Company Stock Option Plan (the “Plan”), a copy of which is attached hereto, and confirms that:

1.	on ●, 20● (the “Grant Date”);

2.	● (the “Optionee”);

3.	was granted the option (the “Option”) to purchase ● Common Shares (the “Option Shares”) of the Company;

4.	for the price (the “Option Price”) of $● per share;

5.	which shall be exercisable as to [insert vesting terms] from the Grant Date, unless the granting of this Option is to a consultant providing Investor Relations Activities in which case the Option will be vested over a 12 month period from the Grant Date in accordance with the terms of the Plan;

6.	terminating on the ●, 20● (the “Expiry Date”);

7.	when exercised, the Company will forthwith calculate all applicable Canadian government withholding taxes of the Optionee, and Canada or Quebec (if applicable) Pension Plan contributions, and the Optionee agrees to remit to the Company such taxes and contributions to the Company, which will be remitted by the Company to Canada Revenue Agency and reflected on any annual statement of remuneration issued by the Company; and

8.	by signing this Option Agreement, the Optionee acknowledges and consents to:

(a)	the disclosure of Personal Information by the Company to the TSX Venture Exchange (the “Exchange”) (as defined in Appendix I hereto); and

(b)	the collection, use and disclosure of Personal Information by the Exchange for the purposes described in Appendix I or as otherwise identified by the Exchange, from time to time;

(Where “Personal Information” means any information about the Optionee, and includes the information contained in the tables, as applicable), all on the terms and subject to the conditions set out in the Plan.

By signing this Option Agreement, the Optionee acknowledges that the Optionee has read and understands the Plan and agrees to the terms and conditions of the Plan and this Option Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of the ● day of ●, 20●.

XORTX THERAPEUTICS INC.

_____________________________________	Per: ________________________________
OPTIONEE	Authorized Signatory

APPENDIX I

ACKNOWLEDGEMENT - PERSONAL INFORMATION

The TSX Venture Exchange and its affiliates, authorized agents, subsidiaries and divisions (collectively referred to as "the Exchange") collect Personal Information in certain Forms that are submitted by the individual and/or by an Issuer or Applicant and use it for the following purposes:

•	to conduct background checks,

•	to verify the Personal Information that has been provided about each individual,

•	to consider the suitability of the individual to act as an officer, director, insider, promoter, investor relations provider or, as applicable, an employee or consultant, of the Issuer or Applicant,

•	to consider the eligibility of the Issuer or Applicant to list on the Exchange,

•	to provide disclosure to market participants as to the security holdings of directors, officers, other insiders and promoters of the Issuer, or its associates or affiliates,

•	to conduct enforcement proceedings, and

•	to perform other investigations as required by and to ensure compliance with all applicable rules, policies, rulings and regulations of the Exchange, securities legislation and other legal and regulatory requirements governing the conduct and protection of the public markets in Canada.

As part of this process, the Exchange also collects additional Personal Information from other sources, including but not limited to, securities regulatory authorities in Canada or elsewhere, investigative, law enforcement or self-regulatory organizations, regulations services providers and each of their subsidiaries, affiliates, regulators and authorized agents, to ensure that the purposes set out above can be accomplished.

The Personal Information the Exchange collects may also be disclosed:

(a)	to the agencies and organizations in the preceding paragraph, or as otherwise permitted or required by law, and they may use it in their own investigations for the purposes described above; and

(b)	on the Exchange's website or through printed materials published by or pursuant to the directions of the Exchange.

The Exchange may from time to time use third parties to process information and/or provide other administrative services. In this regard, the Exchange may share the information with such third party service providers.

Exhibit 99.3